Execution Copy

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

by and among

FF US Acquisition Corp.,
as Buyer
FF US Holding Corp.,
as Buyer Parent
Flagship, Inc. d/b/a Tuscany,
as Seller
and
Michael Graber and Jeff Burttschell,
as the Owners

Dated as of November 30, 2017

	3.25	Labor Disputes; Compliance	33
	3.26	Intellectual Property Assets	34
	3.27	No Options	34
	3.28	Certain Payments	34
	3.29	Customers and Suppliers	35
	3.30	Relationships with Related Persons	35
	3.31	Brokers or Finders	35
	3.32	Warranties; Product Recall	35
4.	REPRESENTATIONS AND WARRANTIES OF BUYER		36
	4.1	Organization and Good Standing	36
	4.2	Authority; No Conflict	36
	4.3	Certain Proceedings	37
	4.4	Brokers or Finders	37
	4.5	Capitalization	37
	4.6	Exemption from Registration of Shares	38
	4.7	Solvency	38
5.	RESERVED		38
6.	RESERVED		38
7.	POST-CLOSING COVENANTS		38
	7.1	Employees	38
	7.2	Payment of All Taxes Resulting from Sale and Transfer of Acquired Assets by Seller	39
	7.3	Payment of Other Retained Liabilities	41
	7.4	Removing Excluded Assets	41
	7.5	Assistance in Proceedings	41
	7.6	Non-competition, Nonsolicitation, Non-disparagement and Confidentiality	41
	7.7	Customer and Other Business Relationships	42
	7.8	Change of Name	42
	7.9	Bulk Sales	43
	7.1	Collection of Accounts Receivable	43
	7.11	SEC Financial Statements, Auditor's Consents and Audited Financial Statements	43
	7.12	Recall Control	43
	7.13	Further Assurances	44
8.	INDEMNIFICATION; REMEDIES		44
	8.1	Survival	44
	8.2	Representation and Warranty Policy	44
	8.3	Indemnification and Reimbursement by Seller	46
	8.4	Indemnification and Reimbursement by Buyer	46
	8.5	Limitations on Amount - Seller	46
	8.6	Limitations on Amount - Buyer	47
	8.7	Time Limitations	47
	8.8	Third-Party Claims	47
	8.9	Procedures for Direct Claims	49
	8.1	Calculation of Damages; Treatment of Indemnity Payments	49
	8.11	No Double Recovery	50
	8.12	Exclusion of Other Remedies	51
9.	RESERVED		51

10.	GENERAL PROVISIONS		51
	10.1	Expenses	51
	10.2	Public Announcements	51
	10.3	Notices	51
	10.4	Enforcement of Agreement	52
	10.5	Waiver; Remedies Cumulative	52
	10.6	Entire Agreement	53
	10.7	Assignments, Successors and No Third-Party Rights	53
	10.8	Severability	53
	10.9	Construction	53
	10.1	Time of Essence	53
	10.11	Governing Law; WAIVER OF TRIAL BY JURY	53
	10.12	Schedules	53
	10.13	Amendments and Waivers	54
	10.14	Time Periods	54
	10.15	Execution of Agreement	54
	10.16	Records	54

SCHEDULES

Schedule 1.1(A)	-	Encumbrances
Schedule 1.1(B)	-	Pro Forma Working Capital
Schedule 2.2(j)	-	Excluded Assets
Schedule 2.4(a)(viii)	-	Allocation of Certain Liabilities
Schedule 2.4(b)(xv)	-	Prior Acquisition Liabilities
Schedule 2.5	-	Allocation Methodology
Schedule 2.7(a)(ix)	-	Consents and Governmental Authorizations
Schedule 3.1(a)	-	Organization and Good Standing
Schedule 3.1(b)	-	Subsidiaries
Schedule 3.2(c)	-	Notice and Consent
Schedule 3.3	-	Ownership of Seller
Schedule 3.6	-	Sufficiency of Assets
Schedule 3.8	-	Leased Real Property
Schedule 3.10(b)	-	Tangible Personal Property Possession
Schedule 3.11	-	Accounts Receivable
Schedule 3.16(a)	-	Employee Benefits - Company Benefit Plans
Schedule 3.16(b)	-	ERISA
Schedule 3.16(c)	-	COBRA
Schedule 3.17(a)	-	Compliance with Laws
Schedule 3.17(b)	-	Compliance with Governmental Authorizations
Schedule 3.18	-	Legal Proceedings
Schedule 3.19	-	Absence of Certain Changes and Events
Schedule 3.20(a)	-	Contracts
Schedule 3.20(b)	-	Related Person or Seller
Schedule 3.21	-	Insurance
Schedule 3.22	-	Environmental Matters
Schedule 3.22(g)	-	Environmental Reports
Schedule 3.23	-	Occupational Safety and Health Matters
Schedule 3.24(a)	-	Employees
Schedule 3.24(b)	-	Employees at Will
Schedule 3.24(c)	-	Contracts with Current Employees
Schedule 3.26(a)	-	Intellectual Property
Schedule 3.26(d)	-	Computer Software Program
Schedule 3.29	-	Customers and Suppliers
Schedule 3.30	-	Relationships with Related Persons
Schedule 3.31	-	Brokers or Finders
Schedule 3.32	-	Warranties
Schedule 7.1(a)	-	Termination of Employees

ASSET PURCHASE AND CONTRIBUTION AGREEMENT
This Asset Purchase and Contribution Agreement (“Agreement”), dated as of November 30, 2017, is made by and among FF US Acquisition Corp., a Delaware corporation (“Buyer”), FF US Holding Corp., a Delaware corporation (“Buyer Parent”), Flagship, Inc., d/b/a Tuscany, an Indiana corporation (“Seller”), Michael Graber (“Mr. Graber”), and Jeff Burttschell (“Mr. Burttschell” and together with Mr. Graber, the “Owners”). Each of the Owners, Buyer and Seller are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Owners, collectively, own all of the issued and outstanding equity capital stock of Seller;
WHEREAS, Seller is engaged in the business of designing and manufacturing personal-use specialty vehicles based on OEM vehicle chassis (together, the “Business”); and
WHEREAS, this Agreement contemplates a transaction in which (i) Buyer will purchase from Seller and the Owners, and Seller and the Owners will sell, assign, transfer and convey to Buyer, the Purchased Assets (defined below) from Seller in return for cash and (ii) Seller will contribute to Buyer Parent, and Buyer Parent will accept, the Contributed Assets (defined below) from Seller in return for shares of common stock in Buyer Parent, all on the terms and conditions set forth herein.
The Parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS AND USAGE.

1.1    Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified to in this Section 1.1:

“Accounts Receivable” means (i) all trade accounts receivable of Seller and other rights of Seller to payments from its customers and the all security rights for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered, (ii) all other accounts or notes receivable of Seller and all security rights for such accounts or notes, and (iii) any claim, remedy or other right related to any of the foregoing.
“Acquired Assets” means all of Seller’s rights, title and interests in and to all property and assets (real, personal or mixed, tangible and intangible) of every kind and description, wherever located, owned, held or used in the conduct of the Business, but excluding the Excluded Assets, including, except to the extent constituting Excluded Assets, the following:
(i)all interests of Seller in real property, including the Indiana Facilities and any other Leased Real Property;

(ii)all Tangible Personal Property;

(iii)all Inventories;

(iv)all Accounts Receivable;

(v)all Contracts listed in Schedule 3.20(a) (to the extent not listed on Schedule 2.2(j)) and all outstanding bids, offers or solicitations made by or to Seller to enter into any Contract;

(vi)all Governmental Authorizations and all pending applications therefor or renewals thereof, including those listed in Schedule 3.17(a), in each case to the extent transferable to Buyer (but if any Governmental Authorization cannot be transferred, Seller agrees to cooperate with and reasonably assist Buyer in obtaining such Governmental Authorization);

(vii)all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 1.1(A)(vii);

(viii)all of the intangible rights and property of Seller, including all Intellectual Property Rights, Licensed Rights, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Schedules 3.26(a) and (d);

(ix)all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

(x)all claims of Seller against any other Person and relating to the Business or the Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(xi)all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof; and

(xii)the Company Benefit Plans listed as items 1 through 4 on Schedule 3.16(a).

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
“Business Day” means any day other than Saturday or Sunday, or any other day on which banks in New York, New York are permitted or required to be closed.
“COBRA” means Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code and similar state Legal Requirements.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plans” means all of the following maintained by Seller or any ERISA Affiliate, or to which Seller or any ERISA Affiliate contributes or has any obligation to contribute, for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any dependent of any such person) of Seller or any ERISA Affiliate: (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA; and (ii) all plans, agreements, policies, programs, or understandings providing for fringe benefits or perquisites, and each other bonus, incentive compensation, deferred compensation, retention, change in control, profit sharing, stock, severance, retirement, health, life, disability, sick leave, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, vacation, holiday, or any other similar plans, agreements, policies, programs or understandings (whether written or oral, qualified or nonqualified).
“Consent” means any approval, consent, ratification, waiver, notice or other authorization.
“Contemplated Transactions” means all of the transactions contemplated by this Agreement.
“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) pursuant to which Seller is a party or any of the Acquired Assets are legally bound, including any and all amendments and modifications thereto.
“Contributed Assets” means the Contributed Portion of each of the Acquired Assets
“Contributed Liabilities” means the Contributed Portion of each of the Assumed Liabilities.
“Contributed Portion” means an undivided interest in each of the Acquired Assets and in each of the Assumed Liabilities equal to a quotient, the numerator of which is the Contribution Value and the denominator of which is the Gross Consideration.
“Current Assets” means all current assets of Seller as of the Effective Time, including Accounts Receivable and Inventories, to the extent included in the Acquired Assets, all as determined in accordance with GAAP.

“Current Liabilities” means all current liabilities of Seller as of the Effective Time to the extent included in Assumed Liabilities, all as determined in accordance with GAAP.
“Customer Warranty Claims” means any claim, Liability or obligation to, or asserted by, any customers (including but not limited to dealers and retail consumers) relating to any product of Seller manufactured or sold before the Closing based on any express or implied warranties, “lemon laws” Magnuson-Moss Act, redhibition, or other laws or liability theories relating to consumer product warranties, defects or conditions. For the avoidance of doubt, Customer Warranty Claims shall not include any claims, Liabilities, or obligations relating to (i) Recalls occurring within four (4) years after the Closing Date or (ii) any Retained Liabilities.
“Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Effective Time” means 12:01 A.M. (Eastern Standard Time) on the Closing Date.
“Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction.
“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
“Environmental Liabilities” means any cost (including attorneys’ fees), damages, expense, fines, penalties, suits, Orders, claims, demands, judgment, Liability or other responsibility (collectively, “Environmental Losses”) arising from or under any Environmental Law, including those Environmental Losses consisting or arising out of, or relating to:
(i)    the Release of Hazardous Material on, in, under, to or from the Facilities;

(ii)    the operation of the Business or actions or omissions of Seller in violation of Environmental Laws, including any related Governmental Authorization;

(iii)    any (a) “removal,” “remedial” or “response action” (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”); and (b) investigation, corrective action, monitoring, containment, prevention of Release or other cleanup activity (the preceding (a) and (b) are collectively defined as, “Cleanup”) required by or under, or necessary to comply with, any Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages, whether such Cleanup or damages are at the Facilities, or other properties to which Hazardous Materials have migrated from the Facilities;

(iv)    the investigation, Cleanup, remediation or prevention of the Release of Hazardous Materials arising from the presence of Hazardous Materials at any place other than the Facilities and real property at which the Business is or has been conducted, as a result of the shipment, transfer or other movement of such Hazardous Materials to that place by Seller or anyone acting at its instigation or on its behalf; and/or arising from the existence of any Hazardous Materials in, on or under any Facilities or real property at which the Business is or has been conducted, including groundwater; or

(v)    any other compliance, corrective or remedial measure required under any Environmental Law.

“Environmental Law” means any current Legal Requirements relating to the protection of the Environment, human health and safety or the use, storage, treatment, generation, transportation, processing, handling, Release, production, distribution, Remedial Action, Cleanup, purchase, sale or disposal of Hazardous Materials, including but not limited to CERCLA, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., Federal Water Pollution Control Act, 33 U.S. C. § 1251, et seq., and the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., and similar state statutes, and the rules, regulations and Orders of any Governmental Body relating to the protection of the Environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with Seller under Section 414 of the Code or under ERISA Section 4001(b) or part of the same “controlled group” as Seller for purposes of ERISA Section 302(d)(8)(C).
“Escrow Agent” means SunTrust Bank.
“Facilities” means any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller, together with the Tangible Personal Property used or operated by Seller at the respective locations of the Leased Real Property set forth in Schedule 3.8.
“Fair Market Value” has the meaning ascribed to such term in the Stockholders Agreement.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied in accordance with past practices.
“Governing Documents” means, with respect to Buyer, its certificate of formation and operating agreement and, with respect to Seller, its certificate of incorporation and bylaws and, in each case to the extent applicable, all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of Buyer or Seller, as the case may be, relating to the rights, duties and obligations of the equityholders of such Person, together with any amendment or supplement to any of the foregoing.
“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” means any of the following having lawful jurisdiction over Seller or the Business:
(i)    nation, state, county, city, town, borough, village, district or other jurisdiction;

(ii)    federal, state, local, municipal, foreign or other government;

(iii)    governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(iv)    multinational organization or body;

(v)    body entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(vi)    official of any of the foregoing.

“Gross Asset Value” shall have the meaning set forth in the Stockholders Agreement.
“Gross Consideration” means the Adjusted Cash Purchase Price plus the Contribution Value.
“Hazardous Material” means any substance, material, pollutant or waste which is regulated by any Governmental Body, including, without limitation, any material, substance, pollutant or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
“Improvements” means all buildings, structures, fixtures and improvements located on real property, including those under construction.
“Indebtedness” means (i) all indebtedness of Seller, whether or not contingent, for borrowed money, (ii) all obligations of Seller evidenced by notes, bonds or debentures, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller (but not contingent liabilities under floorplan financing repurchase agreements), (iv) all obligations, contingent or otherwise, of Seller under letters of credit or similar facilities, (v) all obligations of Seller to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or equity interest of Seller or any warrants, rights or options to acquire such capital stock or equity interest, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (vi) any Liabilities of Seller arising from or related to securitized or factored accounts receivable arrangements, and (vii) all Indebtedness of others referred to in clauses (i) through (vii) above guaranteed directly or indirectly in any manner by Seller or in effect guaranteed directly or indirectly by Seller (but not contingent liabilities under floorplan financing repurchase agreements).
“Indemnification Escrow Amount” means $331,250.
“Indiana Facilities” means the real property located at 2811 Tuscany Drive, Elkhart, Indiana 46514 and 2500 Banks Court, Elkhart, Indiana 46514, and all Improvements thereon, but excluding any assets or properties of Seller located thereon or therein other than the Improvements.
“Intellectual Property” means (i) all United States and foreign patents, patent applications and statutory invention registrations, (ii) all unpatented inventions that have not yet been the subject of a patent application, (iii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state or local level, (iv) all trademarks, trade names, service marks, collective marks, and certification marks that have been used in commerce at any time in the last five years, (v) all United States and foreign and copyright registrations and applications therefor, (vi) all copyrightable works of authorship that have not been the subject of a copyright registration or application therefor, including but not limited to software code, manuals and other text works, photographs, video recordings, and audio recordings, (vii) all trade secrets, proprietary information, databases and data, (viii) all mask works, (ix) all proprietary data formulae, (x) all rights in internet web sites and internet domain names, (xi) all other intangible property and (xii) registrations and applications for registration of any of the foregoing.
“Intellectual Property Rights” means all Intellectual Property that Seller owns in whole or in part and/or in which Seller has a valid claim of ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor).
“Inventories” means all inventories, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies, to be used or consumed, or intended to be used or consumed, by Seller in the production of finished goods.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
“Knowledge” means, with respect to Seller, the actual knowledge of Mr. Graber and Mr. Burttschell and including any knowledge which would be gained after their reasonable inquiry of the following members of management of the Seller: Mike Miller, Greg West, Lisa Ross and, solely for purposes of the representations and warranties contained in Sections 3.29 and 3.32, Linda Wyatt.
“Legal Requirement” means any applicable federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty, resolution, Order or directive.
“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Licensed Rights” means all Intellectual Property in which Seller owns a license or has other valid rights of use, other than Intellectual Property Rights.
“Material Adverse Effect” means any change in, effect on or set of circumstances (regardless of whether foreseeable at the time of the Parties’ execution and delivery of this Agreement) that, individually or in the aggregate with any other changes in, effects on or set of circumstances relating to, the Business or the Acquired Assets, is, or could reasonably be expected to be, materially adverse to the Business, the results of operations or condition (financial or otherwise) of the Business or the Acquired Assets, considered as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the effects of changes that are generally applicable to the industry and markets in which the Business operates, (ii) the effects of changes that are generally applicable to the United States economy or securities markets or the world economy or international securities markets or (iii) any effects on the employees, suppliers, licensors or customers of the Business directly resulting from the public announcement of this Agreement, the Contemplated Transactions or the consummation of the Contemplated Transactions; provided further, however, that any change in, effect on or set of circumstances referenced in clauses (i) through (iii) immediately above shall be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur to the extent that such change in, effect on or set of circumstances has a disproportionate effect on the Business or the Acquired Assets compared to other participants in the industries in which the Business operates. Without limiting the generality of the foregoing, a “Material Adverse Effect” shall be deemed to have occurred if the applicable change, effect or set of circumstances (or aggregation of changes, effects or sets of circumstances) would be reasonably likely to result in liability to Buyer or any of its Related Persons or the diminution in the value of the Business or the Acquired Assets, of an amount equal to or greater than 25% of the Gross Consideration in the aggregate.
“NHTSA” means the National Highway Transportation Safety Administration.
“Occupational Safety and Health Condition” shall mean any condition with respect to occupational health and safety as a result of which any Person (a) has incurred any Liability or Loss, (b) has become subject to any Claim or Proceeding or (c) has any obligation to Remediate such condition, in each case, under any Occupational Safety and Health Law.
“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act.
“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure Proceeding shall have been commenced: (a) Encumbrances imposed by Legal Requirement, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, liens for Taxes not yet due and payable, and other similar liens arising in the ordinary course of business, consistent with past practice, securing obligations that are not overdue for a period of more than thirty days; and (b) minor survey exceptions, reciprocal easement agreements and other customary Encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii)  do not render title to the property encumbered thereby uninsurable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current purposes; and (c) Encumbrances, if any, set forth on Schedule 1.1(A).
“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
“Policy Expenses” means an amount equal to $170,000.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to any Tax period beginning on or before the Closing Date and ending after the Closing Date, the portion of such period beginning after the Closing Date.
“Pre-Closing Tax Obligations” means any Taxes due and payable that are allocable to any Pre-Closing Tax Period pursuant to Section 7.2(a).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Tax period beginning on or before the Closing Date and ending after the Closing Date, the portion of such period ending on and including the Closing Date.
“Proceeding” means any action, arbitration, audit, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, and whether public or private) commenced, brought, conducted or heard by or before, any Governmental Body or arbitrator.

“Product Liability Policy” means confirmation of existing coverage under Buyer’s or its Affiliate’s existing insurance coverage, insuring Buyer and Seller as provided in such Product Liability Policy with respect to Liability arising out of or relating to Third Party claims related to Truck products of Seller manufactured and/or sold prior to the Effective Time.
“Purchased Assets” means the Purchased Portion of each of the Acquired Assets
“Purchased Portion” means an undivided interest in each of the Acquired Assets equal to a quotient, the numerator of which is the Adjusted Cash Purchase Price and the denominator of which is the Gross Consideration.
“Recall” means any product of the Seller manufactured and sold prior to the Effective Time that is subject to a recall required by NHTSA (whether voluntary or involuntary) as a result of a determination that such product creates an unreasonable safety risk or fails to meet minimum legally-required safety standards.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Related Person” means, with respect to any Person:
(i)    any other Person that directly or indirectly controls, or is directly or indirectly controlled by, such Person;

(ii)    each other member of such Person’s Family, if such Person is an individual;

(iii)    any other Person (and if such Person is an individual, such individual’s Family, individually or in the aggregate with such Person) that holds a Material Interest in such Person;

(iv)    any other Person that serves as a director, officer, partner, executor or trustee (or in a similar capacity) of such Person;

(v)    any other Person in which such Person holds a Material Interest.

For purposes of this definition, (A) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (B) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) the individual’s children and (iv) any other natural person who resides with such individual; and (C) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, escaping, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
“Remedial Action” means all actions, including any capital expenditures, required under Environmental Laws (a) to Cleanup, remove, treat or in any other way address any Hazardous Material or other substance; or (b) to perform post-remedial monitoring and care.
“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Restricted Period” means a period of five years after the Closing Date.
“Seller’s Capital Contribution Amount” means the Contribution Value, which is the amount equal to the Share Price times the number of Shares issued to Seller by Buyer Parent pursuant to Section 2.7(b)(iii).
“Share Price” means $645,000.

“Shares” means the Shares (as defined in the Stockholders Agreement) of Buyer Parent.
“Special Escrow Amount” means $1,000,000.
“Stockholders Agreement” means the Stockholders Agreement of Buyer Parent dated as of the Closing Date, in form and substance agreed upon by Buyer and Seller.
“Subsidiary” means, with respect to any Person (the “Owner”), each other Person that is a corporation, joint venture, trust, partnership, limited liability company or any other entity (i) of which the securities or other interests having the power to elect a majority of that other Person’s board of directors or similar governing body are held by the Owner or one or more of its Subsidiaries (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), or (ii) over which the Owner has, directly or indirectly, the power to direct its business and policies.
“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller or used in the Business (wherever located and whether or not carried on Seller’s books, including all such property located at the Indiana Facilities), together with any express or implied warranty by the manufacturers or Seller or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, unclaimed property or other charges, or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Third Party” means any Person other than the Parties.
“Threat of Release” means a reasonable likelihood of a Release that would reasonably be expected to require action in order to prevent violation of a Legal Requirement relating to the Environment that may result from such Release.
“Treasury Regulations” means the regulations of the United States Treasury Department, as amended, and any successor provisions thereto.
“Trucks” means light duty truck with enclosed cab and open load bed, modification of which does not include cutting any load bearing chassis nor frame components, and, for the avoidance of doubt, shall not include vans.
“Working Capital” means the excess of the aggregate Current Assets (reduced by all applicable accruals and reserves in respect thereof as determined in a manner consistent with Seller’s historical practices) over the aggregate Current Liabilities, but in determining Current Assets chassis inventory shall be excluded, and in determining Current Liabilities chassis payable, shareholder income tax accrual and charity accrual shall be excluded. A pro forma spreadsheet setting forth the items to be included in Working Capital is attached as Schedule 1.1(B).
1.2    Additional Definitions. In addition, the meanings of the following terms and variations thereof are specified in the Section set forth opposite such term:

Term	Section

“Adjusted Cash Purchase Price”	2.8(e)
“Adjustment Amount”	2.8(a)
“Agreement”	Introductory Paragraph
“Allocation”	2.5(a)
“Assumed Liabilities”	2.4(a)
“Balance Sheet”	3.4
“Bill of Sale and Assignment and Assumption Agreement”	2.7(a)(i)
“Business”	Recitals
“Buyer”	Introductory Paragraph
“Buyer Closing Documents”	4.2(a)
“Buyer Indemnified Persons”	8.3
“Buyer Parent”	Introductory Paragraph
“Buyer’s Tax Contest”	7.2(c)
“Cap”	8.5
“Cash Purchase Price”	2.3(a)
“Closing”	2.6
“Closing Date”	2.6
“Closing Financial Statements”	2.8(b)
“Competing Business”	7.6(a)
“Contribution Value”	2.3(b)
“Current Employees”	3.24(a)
“Deductible”	8.5
“Damages”	8.3
“Employment Agreements”	2.7(a)(xi)
“Environmental Reports”	3.22(g)
“Escrow Agreement”	2.7(a)(vi)
“Estimated Adjustment Amount”	2.3(a)
“Estimated Working Capital”	2.3(a)
“Excluded Assets”	2.2
“Family”	In definition of “Related Person”
“FCPA”	3.28
“FIRPTA Certificate”	2.7(a)(vii)
“Fundamental Representations”	8.5
“Indemnified Person”	8.8(a)
“Indemnifying Person”	8.8(a)
“Independent Accountants”	2.5(a)
“Interim Balance Sheet”	3.4
“Leased Real Property”	3.8
“Loan Payoff Amount”	2.7(a)(iv)
“Mr. Burttschell”	Introductory Paragraph
“Mr. Graber”	Introductory Paragraph
“New Leases”	2.7(a)(iii)
“Objection Notice”	2.8(c)
“Owners”	Introductory Paragraph
“Party”	Introductory Paragraph
“Products”	3.32

“Proprietary Information”	7.6(d)
“R&W Policy”	8.2(a)
“RE Transition Services Agreement”	2.7(a)(iii)
“Real Property Lease”	3.8
“Reasonable Efforts”	8.10(a)
“Reference Working Capital”	2.8(a)
“Retained Liabilities”	2.4(b)
“SEC Financial Statements”	7.11(a)
“Securities Act”	3.3
“Seller”	Introductory Paragraph
“Seller Closing Documents”	3.2(a)
“Seller Indemnified Persons”	8.4
“Shared Tax Return”	7.2(b)
“Seller’s Tax Contest”	7.2(c)
“Solvent”	4.7
“Subject Parties”	3.28
“Survival Period”	8.7(a)
“Tax Proceedings”	7.2(c)
“Tax Purchase Price”	2.5(a)
“Third Party Claim”	8.8(a)
“Transfer Taxes”	7.2(f)
“WARN”	2.7(b)(xi)

1.3    Usage.

(a)Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) ”hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, schedules or amendments thereto.

(b)Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

2.    ACQUISITION OF ACQUIRED ASSETS; CLOSING.

2.1    Acquired Assets.

(a)    Contributed Assets and Contributed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement and the Stockholders Agreement, as of the Closing Date, simultaneously with the purchase of the Purchased Assets by Buyer from Seller pursuant to Section 2.1(b), (i) Seller hereby contributes to Buyer Parent and Buyer Parent hereby accepts, a capital contribution of the Contributed Assets free and clear of all Encumbrances other than Permitted Encumbrances and the Contributed Liabilities; (ii) Buyer Parent hereby issues the Shares to Seller in exchange for the contribution of the Contributed Assets and the Contributed Liabilities. Notwithstanding the foregoing, the contribution of the Contributed Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Business or any of the Contributed Assets unless Buyer expressly assumes such Liability pursuant to Section 2.4(a).

(b)    Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Time, and simultaneously with the contribution of the Contributed Assets by Seller to Buyer in Section 2.1(a), Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, the Purchased Assets. Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Business or any of the Purchased Assets unless Buyer expressly assumes such Liability pursuant to Section 2.4(a).

2.2    Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller at the Effective Time (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the Closing:

(a)    all cash, cash equivalents and short-term investments and deferred Tax assets;

(b)    all minute books, stock Records and corporate seals of Seller;

(c)    the shares of capital stock or other equity securities of Seller held in treasury;

(d)all insurance policies and rights thereunder (except to the extent specified in clauses (ix) and (x) of the definition of Acquired Assets);

(e)all Contracts that are not listed in Schedule 3.20(a) or listed on Schedule 2.2(j);

(f)all personnel Records and other Records that Seller is required by Legal Requirement to retain in its possession;

(g)all claims for refund of Taxes and other governmental charges of whatever nature, in each case, paid by Seller with respect to Pre-Closing Tax Periods;

(h)all Company Benefit Plans (other than those included in clause (xii) of the definition of Acquired Assets); all assets held in trust or otherwise relating to any Company Benefit Plan or the funding thereof; any insurance policy, Contract, trust, third party administrator Contract, or other funding arrangement for any Company Benefit Plan; any monies held by Seller in any account dedicated to the payment of benefits or insurance premiums relating to any Company Benefit Plan; and the rights of Seller to any such assets, Contracts, or monies;

(i)all rights of Seller under this Agreement, the Bill of Sale and Assignment and Assumption Agreement and the Escrow Agreement; and

(j)the assets or contracts expressly designated in Schedule 2.2(j).

2.3    Consideration.

(a)    Purchased Assets. The consideration for the Purchased Assets will be (a) Fifty Three Million Three Hundred Fifty Thousand and No/100 Dollars ($53,350,000) (the “Cash Purchase Price”) plus the Adjustment

Amount and (b) the assumption of the Purchased Portion of the Assumed Liabilities. Seller shall determine, in good faith and in accordance with GAAP, and deliver to Buyer on or before the third (3rd) Business Day prior to Closing a statement evidencing Seller’s estimation of Working Capital reasonably acceptable to Buyer (the “Estimated Working Capital”) and, based thereon, a written estimate of the Adjustment Amount (the “Estimated Adjustment Amount”). The final Adjustment Amount shall be determined and paid in accordance with the provisions of Section 2.8.

(b)    Contributed Assets. Each of Buyer, Seller, and Owners hereby agree that the fair market value of Contributed Assets being contributed in exchange for the issuance of the Shares and the assumption of Contributed Liabilities is equal to an aggregate Twelve Million Nine Hundred Thousand and No/100 Dollars ($12,900,000) (the “Contribution Value”).

2.4    Liabilities.

(a)    Assumed Liabilities. Effective as of the Effective Time, Buyer hereby agrees to assume and discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)any trade account payable to the extent reflected on the Interim Balance Sheet or incurred by Seller in the ordinary course of business, consistent with past practice, between the date of the Interim Balance Sheet and the Effective Time that (A) is not payable to a Related Person of Seller, and (B) remains unpaid at and is not delinquent as of the Effective Time;

(ii)those accrued expenses of Seller to the extent reflected on the Interim Balance Sheet or incurred by Seller in the ordinary course of business, consistent with past practice, between the date of the Interim Balance Sheet and the Effective Time and, in each case, that remain unpaid at and are not delinquent as of the Effective Time;

(iii)any Liability to Seller’s customers incurred by Seller in the ordinary course of business, consistent with past practice, for non-delinquent orders outstanding as of the Effective Time to the extent reflected on Seller’s books (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

(iv)any Liability to Seller’s customers (including but not limited to dealers and retail customers) incurred by Seller in the ordinary course of business, consistent with past practice, for Customer Warranty Claims;

(v)any Liability arising after the Effective Time relating to Third Party claims related to Truck products of Seller manufactured and/or sold prior to the Effective Time, but excluding any matters retained by Seller under Schedule 2.4(a)(viii);

(vi)any Liability arising after the Effective Time under the Contracts described in Schedule 3.20(a) (except to the extent any such Liability is the result of a Breach that occurred prior to the Effective Time);

(vii)all Liabilities to the extent taken into account in determining Working Capital;

(viii)any Liability of Seller described in Schedule 2.4(a)(viii), except for any Liabilities retained by Seller set forth therein; and

(ix)any Liability arising out of a Truck Recall required under NHTSA’s regulations on or after the 4th anniversary of the Closing Date.

(b)    Retained Liabilities. Seller hereby acknowledges and agrees that all Liabilities of Seller other than the Assumed Liabilities (which, for the avoidance of doubt, shall include the matters covered in Section 8.3(c), collectively, the “Retained Liabilities”) shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. Without limiting the foregoing, Retained Liabilities include the following Liabilities of Seller, to the extent not taken into account in determining Working Capital and to the extent not Assumed Liabilities:

(i)    any Liability arising out of or relating to products or services of Seller to the extent manufactured, sold or provided prior to the Effective Time other than to the extent assumed under Sections 2.4(a)(iii), (a)(iv), (a)(v), (a)(vi) or (a)(ix) or Schedule 2.4(a)(viii);

(ii)    any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a)(a)(v), that either arose at or prior to the Effective Time or, to the extent that such Liability is the result of a Breach that occurred prior to the Effective Time, arises after the Effective Time;

(iii)    any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of the Business or ownership of the Acquired Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Acquired Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(iv)    any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to any Indebtedness or any security interest or Encumbrance related thereto;

(v)    any Environmental Liabilities arising out of or relating to the operation of the Business prior to Closing or Seller’s leasing, ownership or operation of real property or the Facilities;

(vi)    any obligation or Liability under or that relates to the Company Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s current or former employees, officers, directors or other Persons;

(vii)    any Liability under any employment, severance, retention or termination agreement with any current or former employee of Seller or any of their Related Persons;

(viii)    any Liability arising out of or relating to any current or former employee grievance with respect to an event or occurrence at or prior to the Effective Time whether or not the affected employees are hired by Buyer;

(ix)    any Liability to any Related Person of Seller;

(x)    any Liability to indemnify, reimburse or advance amounts to any current or former officer, director, employee or agent of Seller;

(xi)    any Liability to distribute to any equity holders of Seller or otherwise apply all or any part of the consideration received hereunder;

(xii)    any Liability arising out of any Proceeding by or against Seller whether pending as of or commenced after the Effective Time;

(xiii)    any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body, including without limitation any State or Federal motor vehicle safety law, standard, or regulation except to the extent assumed under the proviso in Section 2.4(b)(i);

(xiv)    any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(xv)    all Liabilities, if any, arising out of or relating to any prior acquisition or disposition by Seller or set forth on Schedule 2.4(b)(xv);

(xvi)    any Liability for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or any of its Related Persons (or any Person acting on behalf of any of them) in connection with any of the Contemplated Transactions;

(xvii)    any Liability of Seller described in Schedule 2.4(a)(a)(viii), except for any Liabilities assumed by Buyer set forth therein; and

(xviii)    any other Liability of Seller or its Related Persons arising after the Effective Time.

2.5    Allocation.

(a)    The Gross Consideration and any Assumed Liability or other amount that is properly included in the amount realized by Seller or cost basis to Buyer with respect to the sale, contribution and purchase of the Purchased Assets (the “Tax Purchase Price”) shall be allocated among the Purchased Assets in accordance with Treasury Regulations § 1.1060-1(c) and the methodology set forth on Schedule 2.5. Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a draft IRS Form 8594 reflecting the allocation of the Tax Purchase Price consistent with the principles of this Section 2.5 and the methodology set forth on Schedule 2.5 and taking into account any allocation of the Gross Consideration made pursuant to Section 7.2(f). If Seller does not give written notice to Buyer within 15 days after receipt from Buyer of such draft IRS Form 8594 that Seller disagrees with any part or all of such allocation, then such allocation as so proposed by Buyer shall be deemed agreed by Seller and Buyer for purposes of this Section 2.5. If Seller does so give notice of any such objection, then from that time until the expiration of 120 days after Seller gives such notice, Buyer and Seller shall negotiate in good faith to reach mutual agreement regarding any matters subject to such objection and the allocation of the Tax Purchase Price consistent with the requirements of this Section 2.5, and if Buyer and Seller do reach such agreement within such period, then the allocation so agreed upon shall be deemed agreed by the Parties for purposes of this Section 2.5. In the event that Seller does give notice of any such objection and Buyer and Seller are unable to reach agreement on all such matters, then the allocation of the Tax Purchase Price, to the extent not so agreed, shall be determined by Crowe Horwath LLP, independent public accountants, or, if Buyer and Seller are unable to engage the Independent Accountants for any reason, then Buyer and Seller will each designate nationally or regionally recognized independent accountants with whom no Party has any current professional relationship, then the independent will be chosen by lot (the “Independent Accountants”). The Parties agree that they shall jointly instruct the Independent Accountants to (A) make their determination of the allocation of the Tax Purchase Price in accordance with the methodology set forth in Section 2.5, and (B) render a final resolution in writing to Buyer and Seller (which final resolution shall be requested by Buyer and Seller to be delivered not more than 30 days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to the allocation of the Tax Purchase Price as finally determined by the Independent Accountants in accordance with the methodology set forth on Section 2.5. The Independent Accountants will determine the allocation of its fees and expenses to the respective Parties based on the inverse of the percentage that the Independent Accountants’ resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Independent Accountants. (For example, if the total amount of the disputed items as originally submitted to the Independent Accountants equals $1,000 and the Independent Accountants awards $600 in favor of Seller’s position, sixty percent (60%) of the fees and expenses of the Independent Accountants would be borne by Buyer and forty percent (40%) of the fees and expenses of the Independent Accountants would be borne by Seller). Judgment upon any decision by the Independent Accountants may be enforced by any court having jurisdiction thereof. The final allocation of Tax Purchase Price as agreed upon by Buyer and Seller or as determined by the Independent Accountants is hereinafter referred to as the “Allocation.”

(b)    Buyer shall be entitled to revise the Allocation, in accordance with Code Section 1060 and the Treasury Regulations, to appropriately take into account any payments made under this Agreement treated as an adjustment to the consideration for federal, state and local income tax purposes, including, without limitation, to implement the Adjustment Amount (to the extent the Adjustment Amount has not been finally determined as of the time the Allocation has been determined) and shall promptly provide Seller with such revisions to the Allocation.

(c)    The Parties agree that the Allocation is reasonable and covenant and agree that they will (i) report, act and file Tax Returns, and any other filings, declarations or reports with the IRS and/or other taxing authorities in respect thereof including the reports required to be filed under Code Section 1060, in all respects and for all purposes consistent with the Allocation (including any adjustment thereto made pursuant to Section 2.5(b) of this Agreement) unless otherwise required pursuant to a final determination (within the meaning of Code Section 1313(a) or corresponding provision of state, local or foreign Tax law); and (ii) promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

(d)    The Parties agree that, for federal and state income tax purposes, the allocation of the Gross Consideration described in this Section 2.5 will be used to establish the Gross Asset Value of the undivided interest in each of the Contributed Assets.

2.6    Closing. The closing of the Contemplated Transactions (the “Closing”) will be held by electronic exchange of documents (a) on the date of this Agreement, or (b) such other time and place as the Parties may agree (the “Closing Date”).

2.7    Closing Deliveries. In addition to any other documents to be delivered or other conditions to be satisfied or obligations to be performed under other provisions of this Agreement, at or prior to Closing:

(a)    Seller shall have delivered or otherwise provided (or caused to have been delivered or otherwise provided) to Buyer:

(i)    the Bill of Sale and Assignment and Assumption Agreement for all the Acquired Assets and Assumed Liabilities, in form and substance agreed upon by Buyer and Seller (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by Seller;

(ii)    an assignment of all Intellectual Property Rights and Licensed Rights, if any, and separate assignment of all registered Intellectual Property Rights, if any, in form and substance agreed upon by Buyer and Seller, duly executed by Seller;

(iii)    for each interest in Leased Real Property either a new lease (the “New Leases”) or a real estate transition services agreement (the “RE Transition Services Agreement”), in each case, in form and substance agreed upon by Buyer and Seller and executed by Seller and the respective Lessors of the Leased Real Property;

(iv)    customary pay-off letters for all Indebtedness secured by any Encumbrance on the Acquired Assets, evidencing the total pay-off amounts thereof (the “Loan Payoff Amount”) and indicating the release, upon payment of the Loan Payoff Amount, of all such Encumbrances;

(v)    a counterpart signature page to the Stockholders Agreement, executed by Seller;

(vi)    the escrow agreement in form and substance agreed upon by Buyer and Seller (the “Escrow Agreement”), executed by Seller and Buyer;

(vii)    a certificate, pursuant to and in the form described in Treasury Regulations Section 1.1445-2(b)(2), certifying that Seller is not a foreign person within the meaning of Code Sections 1445 and 897 (a “FIRPTA Certificate”); provided, that notwithstanding anything to the contrary in this Agreement, if Buyer does not obtain a FIRPTA Certificate from Seller, Buyer shall be entitled to proceed with the Closing and withhold from the Gross Consideration (and any adjustment thereto) otherwise payable to Seller the appropriate amounts required to be withheld pursuant to Code Section 1445;

(viii)    a certificate of the Secretary (or equivalent thereof) of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and equity holders approving the execution and delivery of this Agreement, the documents delivered hereby, the consummation of the Contemplated Transactions and the change of name contemplated by Section 7.8, and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions, accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;

(ix)    the Consents and Governmental Authorizations set forth in Schedule 2.7(a)(ix), duly executed by the applicable Governmental Body or other Third Party;

(x)    certificates dated as of a date not earlier than ten calendar days prior to the Closing as to the good standing of Seller, executed by the appropriate officials of the state where Seller is organized and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation or entity as specified in Schedule 3.1(a);

(xi)    employment agreements in form and substance agreed upon by Buyer and Seller and Owners and executed by Mr. Graber and Mr. Burttschell respectively (the “Employment Agreements”);

(xii)    evidence satisfactory to Buyer that Seller has terminated all Current Employees; and

(xiii)    a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(b)    Buyer shall have delivered (or caused to have been delivered):

(i)    the R&W Policy and the Product Liability Policy, both fully paid for by Buyer;

(ii)    to Seller, the Cash Purchase Price plus the Estimated Adjustment Amount less the Indemnification Escrow Amount less the Special Escrow Amount less the Policy Expenses less the Loan Payoff Amount by wire transfer to an account or accounts and in such amounts specified by Seller in writing;

(iii)    to Seller, an aggregate number of Shares equal to the quotient obtained by dividing (A) the Contribution Value by (B) the Share Price;

(iv)    to Seller, the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, the New Leases, the RE Transition Services Agreement and the Employment Agreements, each duly executed by Buyer;

(v)    to the Escrow Agent in accordance with the Escrow Agreement, the Initial Indemnification Escrow Amount and the Special Escrow Amount;

(vi)    to the Persons specified, and as directed, in the applicable pay-off letters, the Loan Payoff Amount;

(vii)    to Seller, a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

(viii)    a certificate dated as of the date not earlier than ten calendar days prior to the Closing as to the good standing of Buyer, certified by the appropriate officials of the state where Buyer is organized;

(ix)    a counterpart signature page to the Stockholders Agreement, executed by Buyer Parent;

(x)    to Seller, a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 6.1(a) and (b) has been satisfied; and

(xi)    evidence satisfactory to Seller that Buyer has hired or extended offers of employment to (on substantially similar terms and conditions as with their employment with Seller) a sufficient number of Seller’s employees so that Seller will not incur liability under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) as a result of the Contemplated Transactions.

2.8    Adjustment Procedure.

(a)    The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Reference Working Capital from the Working Capital and multiplying that remainder by a fraction, the numerator of which is the Gross Consideration minus the Contribution Value, and the denominator of which is the Gross Consideration. For purposes of computing the Adjustment Amount, the “Reference Working Capital” shall be $1,728,622.

(b)    Buyer shall prepare financial statements (the “Closing Financial Statements”) of the Acquired Assets and Assumed Liabilities as of the Effective Time using the same methodology as Seller’s past practices. Buyer shall then, using the same methodology as was used to calculate the Estimated Working Capital, determine the Working Capital based upon the Closing Financial Statements. Buyer shall deliver the Closing Financial Statements and its determination of Working Capital and the Adjustment Amount to Seller within 90 days following the Closing Date.

(c)    If within 30 days following delivery to Seller of the Closing Financial Statements and, based thereon, Buyer’s determination of Working Capital and the Adjustment Amount Seller has not given Buyer written notice of Seller’s objection to Buyer’s determination of Working Capital and the Adjustment Amount (which notice shall state the basis of Seller’s objection in reasonable detail) (an “Objection Notice”), then Working Capital and the Adjustment Amount as so determined by Buyer shall be binding and conclusive on the Parties.

(d)    If Seller duly gives Buyer such notice of objection, and if Seller and Buyer fail to agree on the Adjustment Amount within 30 days of Buyer’s receipt of the objection notice from Seller, either Seller or Buyer may at any time thereafter elect, by written notice to the other Party, to have the Adjustment Amount determined by the Independent Accountants. Upon delivery of such written notice, each of Seller and Buyer shall promptly (and, in any case, no later than 10 days thereafter) deliver to the Independent Accountants and to the other Party its proposed Closing Financial Statements and, based thereon, its determination of Working Capital and the Adjustment Amount. The Independent Accountants will act as an arbitrator to determine, based solely on presentations by Buyer and Seller, and not by independent review, only those issues still in dispute with respect to the Objection Notice; provided that in its determination of any disputed item the Independent Accountants may not assign a value to such item that is greater than the greatest value for such item claimed by Buyer or Seller or less than the lowest value for such item claimed by Buyer or Seller. Buyer and Seller will instruct the Independent Accountants to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accountants as to each item in dispute and the resulting Working Capital and Adjustment Amount. Buyer and Seller will each use their commercially reasonable efforts to cause the Independent Accountants to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. In resolving such dispute, the Independent Accountants will apply the provisions of this Agreement concerning determination of the amounts set forth in the Objection Notice and the decision of the Independent Accountants will be solely based on (A) whether such disputed item was prepared in accordance with the guidelines set forth in this Agreement concerning determination of the amounts set forth in the Objection Notice and (B) whether the item objected to contains a mathematical or clerical error. There will be no ex parte communication between any of Buyer or Seller or their respective Representatives, on the one hand, and the Independent Accountants, on the other hand. The Independent Accountants’ determination of the Working Capital and Adjustment Amount as set forth in its report will, absent fraud or manifest error, be final, conclusive and binding on the Parties for purposes of this Agreement. The Independent Accountants will determine the allocation of its fees and expenses to the respective Parties based on the inverse of the percentage that the Independent Accountants’ resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Independent Accountants. (For example, if the total amount of the disputed items as originally submitted to the Independent Accountants equals $1,000 and the Independent Accountants awards $600 in favor of Seller’s position, sixty percent (60%) of the fees and expenses of the Independent Accountants would be borne by Buyer and forty percent (40%) of the fees and expenses of the Independent Accountants would be borne by Seller).

(e)    If the Adjustment Amount as finally determined is:

(i)    less than the Estimated Adjustment Amount, then, within three Business Days after such determination, Seller shall pay or cause to be paid such deficiency to Buyer by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall specify to Seller in writing; or

(ii)    greater than the Estimated Adjustment Amount, then Buyer shall, within three Business Days after such determination, pay to or as directed by Seller the amount of such excess by wire transfer of immediately available funds to such bank account or accounts as Seller shall specify to Buyer in writing. The Cash Purchase Price as adjusted by the Adjustment Amount is referred to herein as the “Adjusted Cash Purchase Price.”

2.9    Escrow of Indemnification Escrow Amount and Special Escrow Amount. The Escrow Agreement will provide for, among other things, deposit of the Indemnification Escrow Amount and the Special Escrow Amount with the Escrow Agent and the maintenance and distribution thereof by the Escrow Agent for, in respect of the Indemnification Escrow Amount and Special Escrow Amount, a period of 18 months from and after the Closing.

2.10    Tax Characterization. The Parties agree that, for federal and state income tax purposes, the transfers occurring pursuant to the terms of this Agreement and the Stockholder Agreement are intended to be treated as (a) Seller’s sale and Buyers purchase of the Purchased Assets; and (b) Seller’s contribution of the Contributed Assets as tax-free a capital contribution by Seller to Buyer Parent under Code Section 351. The Parties recognize that Buyer’s acquisition of the Purchased Assets hereunder will be treated for U.S. federal income tax purposes as the acquisition of a trade or business. Each Party acknowledges that it is relying solely on its own tax advisors in connection with this Agreement. None of the Parties shall take any position for income Tax purposes that is inconsistent with the treatment of the Purchased Assets and the Contributed Assets as set forth in this Section 2.10 unless otherwise required pursuant to applicable Law.

2.11    Third Party Consents. To the extent that Seller’s rights under any Contract or Governmental Authorization constituting an Acquired Asset, or any other Acquired Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Acquired Asset, shall act after Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Legal Requirement and the Acquired Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

2.12    Notices to Customers and Suppliers; Payments Received by Sellers Post-Closing. On the Closing Date, Sellers shall send a notice acceptable to Buyer to all customers and suppliers of Seller that invoices and other communications relating to the Business and/or the Acquired Assets shall be sent to an address that Buyer has designated therein. Sellers shall promptly transfer to Buyer all payments received by Sellers and/or their Affiliates following the Closing that relate to the Acquired Assets, which such payments shall be the sole property of Buyer. Buyer shall promptly transfer to Seller all payments received by Buyer and/or its Affiliates following the Closing that relate to the Excluded Assets, which such payments shall be the sole property of Seller.

3.    REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller and each Owner jointly and severally represent and warrant to Buyer as follows:
3.1    Organization and Good Standing.

(a)    Schedule 3.1(a) contains a complete and accurate list of Seller’s jurisdictions of incorporation and any other jurisdictions in which it is qualified to do business as a foreign entity. Seller is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full power and authority to conduct the Business, to own or use the assets or property that it purports to own or use, and to perform all its obligations under the Contracts. Seller is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)    Seller does not have any Subsidiaries and, except as disclosed in Schedule 3.1(b), Seller does not own any capital stock or other securities of any other Person.

(c)    Seller has made available to Buyer complete and accurate copies of the Governing Documents of Seller, each as currently in effect.

3.2    Enforceability; Authority; No Conflict.

(a)    This Agreement constitutes the legal, valid and binding obligation of Seller and each Owner, enforceable against it in accordance with its terms. Upon the execution and delivery by Seller of this Agreement, and each other agreement to be executed or delivered by Seller or Owner at the Closing (collectively, the “Seller Closing Documents”), each such Seller Closing Document will constitute the legal, valid and binding obligation of Seller and/or Owner, as applicable, enforceable against it in accordance with its terms. Seller and each Owner has the full right, power and authority to execute and deliver this Agreement and each Seller Closing Document to which it is a party and to perform its respective obligations under this Agreement and Seller Closing Documents, and such action has been duly authorized by all necessary action Seller’s respective board of directors (or equivalent thereof) and equity holders.

(b)    Assuming that all consents, approvals, authorizations and other actions described in Section 3.2(c) are obtained, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene or conflict with the Governing Documents of Seller or any resolution adopted by Seller’s board of directors (or equivalent thereof) or equity holders; (ii) contravene or conflict with or constitute a violation of any provision of any Legal Requirement, judgment, injunction, Order or decree binding upon or applicable to Seller, the Owners, the Acquired Assets or the Business; (iii) give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, the Owners or any of the Acquired Assets may be subject; (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller, the Owners or that otherwise relates to the Acquired Assets or to the Business; (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets.

(c)    Except as set forth in Schedule 3.2(c), neither Seller nor any Owner is required to give any notice to or obtain any Consent from any Person, whether pursuant to a Contract, Governmental Authorization or Legal Requirement, in connection with the execution and delivery of this Agreement and the Seller Closing Documents or the consummation or performance of any of the Contemplated Transactions.

3.3    Ownership of Seller. The Owners own of record and beneficially 100% of the issued and outstanding shares of capital stock of Seller (with 70 shares of common stock owned of record and beneficially by Mr. Graber and 30 shares of common stock owned of record and beneficially by Mr. Burttschell representing all of the issued and outstanding shares), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Except as set forth on Schedule 3.3, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

3.4    Financial Statements. Seller has delivered to Buyer: (a) an audited balance sheet of Seller as at December 31, 2016 (including the notes thereto, the “Balance Sheet”), and the related reviewed statements of income, changes in owners’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with a report thereon of Seller’s independent certified public accountants; (b) balance sheets of Seller as at December 31, 2014 and 2015, and the related statements of income, changes in owners’ equity and cash flows for the fiscal years then ended, including in each case the notes thereto together with the report thereon of Seller’s independent certified public accountants; and (c) an unaudited balance sheet of Seller as at September 30, 2017 (the “Interim Balance Sheet”) and the related unaudited statement of income, for the nine (9) month then ended, including in each case the notes thereto certified by Seller’s chief financial officer (or equivalent thereof). Such financial statements fairly present the financial condition and the results of operations, changes in owners’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been prepared from and are in accordance with the accounting Records of Seller. Seller has delivered to Buyer all letters from Seller’s auditors to Seller’s board of directors or the audit committee thereof during the 36 months preceding the execution of this Agreement, together with copies of all responses thereto.

3.5    [RESERVED].

3.6    Sufficiency of Assets. Except as set forth in Schedule 3.6 and the Excluded Assets, the Acquired Assets (a) constitute all of the property and assets (real, personal or mixed, tangible and intangible) of every kind and description, used in the conduct of the Business, and are adequate to conduct the Business as currently conducted by Seller, and (b) include all of the operating assets and properties of Seller.

3.7    Owned Real Property. Seller does not own, and has not at any time owned, any parcel of real property or other interest in real property.

3.8    Leased Real Property. Schedule 3.8 contains a complete and correct list of each parcel of real property or interest in real property (collectively, “Leased Real Property”) held under lease, sublease, license or any other occupancy arrangement in which Seller holds an interest (each, a “Real Property Lease”), together with a true, correct and complete list of all such Real Property Leases and all amendments and supplements thereto. Seller has good and valid leasehold title in all Real Property Leases, to the Knowledge of Seller, free and clear of all Encumbrances other than Permitted Encumbrances. The Leased Real Property includes all real property used by Seller for the Business and has been adequate to conduct Seller’s operations as currently conducted. Seller has not assigned its interest under any Real Property Lease, or leased, subleased or sublicensed except as set forth on Schedule 3.8 all or any part of the space demised thereby, to any Person (other than Buyer). No option has been exercised under any of the Real Property Leases, except options whose exercise has been evidenced by a written document, a true, correct and complete copy of which has been delivered to Buyer with the corresponding Real Property Lease. Each Real Property Lease is valid and binding in all material respects upon Seller and, to the Knowledge of Seller, each other party thereto, and is in full force and effect and modified as of the date hereof. Seller is in compliance in all material respects with the terms of each Real Property Lease and to the Knowledge of Seller, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would give rise to a right on the part of the landlord thereunder to terminate a Real Property Lease.

3.9    Title to Assets; Encumbrances. Seller has good and marketable title to, or valid and subsisting leasehold interests in the Acquired Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Upon consummation of the Contemplated Transactions, Buyer will have acquired good and marketable title to, or a valid and subsisting leasehold interest in and to, each of the Acquired Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

3.10    Condition of Facilities.

(a)    Use of the Leased Real Property for the various purposes for which used is and at all times since January 1, 2014 has been permitted as of right under all applicable zoning Legal Requirements. The Leased Real Property and all Improvements thereon are, and at all times since January 1, 2014 have been, in compliance in all material respects with all applicable Legal Requirements in all material respects, including those pertaining to zoning, building and the disabled, and to Seller’s Knowledge are free from latent and patent defects. No part of any of such Improvements encroaches on any real property not included in the Leased Real Property. All utility systems serving the Leased Real Property have been adequate for Seller’s conduct of the Business. Each Leased Real Property has access for ingress from and egress to a public way that has been adequate for Seller. There is no pending or, to the Knowledge of Seller, threatened condemnation, eminent domain or similar Proceeding with respect to any of the Leased Real Property. No Leased Real Property is located within any flood plain or area subject to wetlands regulation or any similar restriction.

(b)    Each item of Tangible Personal Property is in operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business, consistent with past practice, and to Seller’s Knowledge is free from latent and patent defects. No item of Tangible Personal Property is in need of material repair or replacement other than as part of routine maintenance in the ordinary course of business, consistent with past practice. Except as disclosed in Schedule 3.10(b), as of Closing, all Tangible Personal Property used in the Business is in the possession of Seller.

3.11    Accounts Receivable. Except as disclosed in Schedule 3.11: (a) the Accounts Receivable reflected on the Interim Balance Sheet or, if arising since the date of the Interim Balance Sheet, the books of account of Seller are bona fide, represent valid obligations owing to Seller, and have arisen or were acquired in the ordinary course of business, and in a manner substantially consistent with past practice and with the regular credit practices of Seller; (b) Seller’s provision for doubtful accounts reflected on the Interim Balance Sheet has been determined in accordance with GAAP consistently applied; and (c) since the date of the Interim Balance Sheet, Seller has not canceled, reduced, discounted, credited or rebated or agreed to cancel, reduce, discount, credit or rebate, in whole or in part, any Accounts Receivables, except in the ordinary course of business, consistent with past practice. Schedule 3.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

3.12    Inventories. Except for reserves reflected on the Interim Balance Sheet, the Inventories of Seller (including that reflected on the Interim Balance Sheet), taken as a whole, are usable or salable in the ordinary course of business, consistent with past practice, for the purposes for which such Inventories were intended, and have been reflected on the Interim Balance Sheet and carried on the books of account of Seller at the lower of cost or market value.

3.13    No Undisclosed Liabilities. Except for (a) Liabilities reflected on the Interim Balance Sheet and Current Liabilities that were incurred in the ordinary course of business, consistent with past practice, since the date of the Interim Balance Sheet, (b) obligations of future performance under executory Contracts and (c) obligations incurred pursuant to this Agreement, Seller has no Liabilities.

3.14    Taxes.

(a)    All Tax Returns required to be filed and relating in any manner to any of the Acquired Assets or the Business have been timely filed. All such Tax Returns (i) were prepared in the manner required by the applicable Legal Requirement and (ii) are true, correct and complete in all material respects.

(b)    Seller has paid, or caused to be paid, all Taxes due with respect to all of the Acquired Assets or the Business whether or not shown (or required to be shown) on a Tax Return; and such Taxes paid include those for which Seller may be liable in its own right, or as the transferee of the assets of, or as successor to, any other entity.

(c)    There has been no notice of a deficiency or assessment or other claim relating in any manner to any of the Acquired Assets or the Business from any Governmental Authority which has not been fully paid or finally settled. There are no current audits or examinations of, and no notice of audit or examination of, any Tax Return that relates to any of the Acquired Assets or the Business. Seller has not given nor has there been given on Seller’s behalf a waiver or extension of any statute of limitations relating to the payment of Taxes relating to any of the Acquired Assets or the Business.

(d)    Seller has complied with all Legal Requirements, rules and regulations relating to the withholding of Taxes and the payment thereof to the appropriate Governmental Authority, including, without limitation, Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee or independent contractor, creditor, shareholder or Third Party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and filed.

(e)    No claim has ever been made by any Governmental Authority with respect to any of the Acquired Assets or the Business in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation in that jurisdiction.

(f)    There are no Encumbrances on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and there are no Encumbrances for any Tax upon any Acquired Asset, except for liens for Taxes note yet due and payable. Buyer will not be liable for, and none of the Acquired Assets will be subject to an Encumbrance with respect to any Taxes arising out of, relating to or in respect of the Business or any of the Acquired Assets for any Tax period or portion thereof ending on or before the Closing Date.

(g)    None of the Acquired Assets is (i) “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code or (iii) property that is required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

(h)    Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” as described in Code Section 7121 (or any corresponding provision of state, local or non-U.S. income Tax law).

(i)    None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G. Seller is not a party to any Tax allocation or sharing agreement. Seller (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return; and (ii) has no Liability for Taxes of any Person under Treasury Regulations 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.

(j)    Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(k)    Seller has not been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b) or any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(l)    The Acquired Assets do not include any shares of capital stock of, or any other interest in, any other Person.

(m)    Seller does not have any potential liability for any Tax under Code Section 1374 (or similar state or local Law). Seller has not, in the past 10 years, acquired (i) assets from another corporation in a transaction in which Seller’s Tax basis for such assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor; or (ii) stock of any corporation that was a qualified subchapter S subsidiary.

(n)    Seller shall not be liable for any Taxes under Code Section 1374 in connection with the transactions being entered into pursuant to this Agreement.

3.15    No Material Adverse Effect. Since the date of the Balance Sheet, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists that would reasonably be expected to have a Material Adverse Effect.

3.16    Employee Benefits.

(a)    Schedule 3.16(a) sets forth a list of each Company Benefit Plan.

(b)    Except as set forth in Schedule 3.16(b), (i) each Company Benefit Plan (and any related trust, insurance Contract or fund) complies in form and in operation in all material respects with all applicable Legal Requirements, including, but not limited to, ERISA and the Code, and may by their terms be amended and/or terminated at any time without the consents of any other Person, subject to applicable Legal Requirements; and (ii) all required contributions to, payments to be made from, or premiums owing with respect to, any Company Benefit Plan for all periods ending prior to the Effective Time have been paid or accrued in accordance with GAAP. To the Knowledge of Seller, no litigation or governmental administrative Proceeding (or investigation) or other Proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Company Benefit Plan. Neither Seller nor any ERISA Affiliate have any Liability under any Company Benefit Plan or any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) maintained by or contributed to by Seller or any ERISA Affiliate that will become a Liability of Buyer or result in any lien or Encumbrance on the Acquired Assets. No event has occurred, and there exists no condition or set of circumstances in connection with any Company Benefit Plan, under which Buyer could be subject to any Company Benefit Plan Liability under ERISA, the Code, or otherwise.

(c)    Except as set forth in Schedule 3.16(c), Seller has complied with COBRA, and Seller has no obligation under any Company Benefit Plan or otherwise to provide life or health insurance benefits to current or future terminated or retired employees of Seller, or any other Person, except as specifically provided by COBRA.

(d)    With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit Plan) have previously been delivered or made available to Buyer: (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan, trust agreement or insurance Contract, as they may have been amended to the date hereof; and (ii) the most recent IRS determination or approval letter with respect to any Company Benefit Plan that is qualified under Code Section 401(a).

(e)    No Company Benefit Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, “multiple employer welfare association,” within the meaning of Section 3(40) of ERISA, or any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and any regulations promulgated thereunder).

(f)    No party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has engaged in a transaction with respect to any Company Benefit Plan which could subject Seller or any ERISA Affiliates, directly or indirectly, to a material Tax, penalty, or other Liability for prohibited transactions under ERISA or the Code.

(g)    No fiduciary of any Company Benefit Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to have a Material Adverse Effect on Seller.

(h)    No facts or circumstances exist with respect to any Company Benefit Plan, that is subject to Title IV of ERISA, which could or would give rise to an Encumbrance on the Acquired Assets under Section 4068 of ERISA or otherwise.

3.17    Compliance With Laws.

(a)    Seller has, and the Acquired Assets include, all Governmental Authorizations necessary to lawfully carry on the Business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the Contracts, and Schedule 3.17(a) identifies each such Governmental Authorization, together with the name of the Governmental Body issuing such Governmental Authorization. Except as set forth on the Schedule 3.17(a), each such Governmental Authorization is valid and in full force and effect, and none of the Governmental Authorizations will be terminated or impaired or become terminable as a result of the Contemplated Transactions. Seller has not received notice that any Governmental Body intends to cancel or terminate any such Governmental Authorizations. Upon consummation of the Contemplated Transactions, Buyer will have all of Seller’s rights, title and interests in and to all of the Governmental Authorizations listed on Schedule 3.17(a) to the extent assignable, and subject to notice or other applicable requirements.

(b)    Except as set forth on Schedule 3.17(b), (i) the Business is being and has at all times been conducted in compliance in all material respects with all applicable Legal Requirements, including without limitation any State or Federal motor vehicle safety law, standard, or regulation, and all Governmental Authorizations required to be set forth on Schedule 3.17(a), and (ii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body regarding (A) any actual, alleged, possible or potential violation of, or failure of Seller or the Business to comply with, any applicable Legal Requirement or Governmental Authorizations required to be set forth on Schedule 3.17(a) or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.18    Legal Proceedings. Except as set forth in Schedule 3.18, (i) there is no Proceeding pending or, to Seller’s Knowledge, threatened, that relates to, or that may materially affect the Acquired Assets, the Assumed Liabilities or the Business, or that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with this Agreement or any agreement to be delivered hereby or any action taken or to be taken in connection with this Agreement or the Contemplated Transactions; and (ii) there are no outstanding Orders, writs, decrees or settlements that apply, in whole or in part, to the Acquired Assets or the Business that restrict the ownership or use of the Acquired Assets or the Business. To the Knowledge of Seller, no event (or series of related events) has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

3.19    Absence of Certain Changes and Events. Except as set forth in Schedule 3.19, since the date of the Balance Sheet, Seller has conducted the Business only in the ordinary course, consistent with past practice, and there has not been any:

(a)    Issuance, sale, or entry into any agreements or commitments to issue or sell any equity securities or securities convertible into or exchangeable for equity;

(b)    amendment to the Governing Documents of Seller;

(c)    (i) increase (whether in cash, equity or property) in the base salary or other compensation payable by Seller to any of its officers, directors or Current Employees (other than such increases to Current Employees of less than $5,000), (ii) adoption of, increase in the payments to or benefits under, any savings, insurance, pension, retirement or other employee benefit plan or (iii) declaration, payment or commitment or obligation of any kind by Seller for any severance or termination payment or any bonus, profit sharing, deferred compensation or other additional salary or compensation to any such person, other than pursuant to the terms of any existing written agreement, policy or plan of Seller;

(d)    damage to or destruction or loss of any asset or property of Seller, whether or not covered by insurance;

(e)    entry into, termination of, or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement;

(f)    entry into, termination of, or receipt of notice of termination of any Contract or transaction other than in the ordinary course of business consistent with past practice;

(g)    sale (other than sales of Inventory in the ordinary course of business, consistent with past practice), lease or other disposition of, or mortgage, pledge or imposition of any Encumbrance on, any asset or property of Seller, including any of the Intellectual Property Rights;

(h)    material change in the accounting methods used by Seller;

(i)    commencement, settlement or agreement to settle any litigation or Proceeding; or

(j)    agreement or commitment by Seller to do any of the foregoing.

3.20    Contracts; No Defaults.

(a)    Schedule 3.20(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

(i)    each Contract or commitment that involves performance of services or delivery of goods or materials by Seller;

(ii)    each Contract or commitment that involves performance of services or delivery of goods or materials to Seller;

(iii)    each Contract that was not entered into in the ordinary course of business, consistent with past practice;

(iv)    each lease, rental, occupancy, license, installment, conditional sale or other Contract or arrangement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property providing for future monthly rental payments;

(v)    each lease, rental, license, installment, conditional sale or other Contract or arrangement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any Tangible Personal Property providing for future monthly rental payments;

(vi)    each licensing agreement or other applicable Contract with respect to Seller’s Intellectual Property Rights and Licensed Rights (whether inbound or outbound), including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Rights or Licensed Rights;

(vii)    each collective bargaining, employment, deferred compensation, severance and other agreement, or any other type of Contract or understanding with any of Seller’s officers, directors or employees, other than Employee Benefit Plans;

(viii)    each franchise, joint venture, partnership, strategic alliance, co-marketing, co-promotion, co-packaging or joint development Contract or similar Contract involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(ix)    each Contract containing covenants that in any way purport to restrict the business activity of Seller or limit the freedom of Seller to engage in any line of business or to compete with any Person or which contain any exclusivity, non-competition, non-solicitation or no-hire provisions;

(x)    each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or services;

(xi)    each Contract for capital expenditures;

(xii)    each written warranty, guaranty, and or other similar undertaking with respect to contractual performance by Seller extended by Seller;

(xiii)    each Contract with a Government Body;

(xiv)    each other Contract, if any, with outstanding obligations owing to or from Seller in an amount in excess of Twenty Five Thousand Dollars ($25,000); and

(xv)    each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)    Except as set forth in Schedule 3.20(b), no Related Person of Seller has or may acquire any rights under, or has or may become subject to any Liability under, any Contract.

(c)    (i) Each Contract included in the Acquired Assets or the Assumed Liabilities is legal, valid, binding and enforceable against Seller, and to the Knowledge of Seller, against each other party thereto, is in full force and effect and will continue to be so legal, valid, binding and enforceable and in full force and effect following the assignment of such Contract at the Closing or pursuant to other arrangements in accordance with this Agreement, as the case may be, and (ii) Seller is not and, to Seller’s Knowledge, no other party is, in breach or default, and, to the Knowledge of Seller, no event has occurred which would constitute (with or without notice or lapse of time or both) a Breach (or give rise to any right of termination, modification, cancellation or acceleration) under any such Contract.

(d)    There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(e)    Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the ordinary course of business, consistent with past practice, of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.21    Insurance. Seller has in place the insurance policies identified on Schedule 3.21 with respect to the Acquired Assets and the Business, and all such policies are current, valid and in full force and effect. Schedule 3.21 contains a complete and accurate list of all insurance policies currently maintained relating to the Acquired Assets or the Business. Seller has delivered to Buyer complete and accurate copies of all such policies together with (a) all riders and amendments thereto and (b) if completed, the applications for each of such policies. Seller and, if applicable, its Related Persons, have complied in all material respects with the provisions of such policies. All premiums due to date under such policies have been paid, no default by Seller exists thereunder and, with respect to any material claims made under such policies, no insurer has made any “reservation of rights” or refused to cover all or any portion of such claims. Seller has not received any notice of any proposed material increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation) of coverage, under any insurance policy.

3.22    Environmental Matters. Except as set forth on Schedule 3.22:

(a)    Seller’s operation of the Business and Facilities is and at all times has been in compliance in all material respects with all applicable Environmental Laws.

(b)    Seller has obtained and complied with, and is and at all times has been in compliance in all material respects with all Governmental Authorizations that are required pursuant to Environmental Laws for the occupation of its Facilities and the operation of its Business, and has timely filed all permit applications and renewals necessary for the occupation of the Facilities and the operation of the Business, each of which Governmental Authorizations is set forth on Schedule 3.17(a).

(c)    There is no existing, pending or, to the Knowledge of Seller, threatened Proceeding or Order under any Environmental Law with respect to Seller, the Acquired Assets or any of the Facilities, and Seller has not received written notice from any Person, including a Governmental Body, alleging Seller is or was in violation of, or otherwise may be liable under, any Environmental Law.

(d)    None of the following exists at any of the Facilities: (i) underground storage tanks presently or previously containing Hazardous Substances, (ii) asbestos containing material in any form or condition that requires an operation and maintenance plan or remediation under Environmental Laws, (iii) materials or equipment containing polychlorinated biphenyls that require remediation under Environmental Laws, or (iv) landfills, surface impoundments (except stormwater retention or detention basins), or disposal areas, other than disposal areas used in the normal course of Business in compliance with Environmental Laws.

(e)    There have been no Releases of Hazardous Materials on or underneath any of the Facilities, or to the Knowledge of Seller, at any other location, in amounts that would require or give rise to Remedial Action obligations on the part of Seller or any Related Persons of Seller under any applicable Environmental Laws.

(f)    Seller has not disposed of, emitted, discharged, handled, treated, recycled, stored, transported, used or Released any Hazardous Materials, or arranged for the disposal, transportation, discharge, storage or Release of any Hazardous Materials, or exposed any current or former employee or other individual to any Hazardous Materials in violation of Environmental Laws or Occupational Health and Safety Laws.

(g)    Seller has provided to and made available for inspection by Buyer all environmental audits and environmental assessments, including, if applicable, “Phase I,” “Phase II” and “Baseline” environmental assessments obtained by or on behalf of Seller or in Seller’s possession or control (“Environmental Reports”), all Governmental Authorizations required under Environmental Laws, and each Order, judgment, decree, consent agreement, contract or similar document imposing obligations under Environmental Laws on Seller or for or relating to the Facilities and the Business. The Environmental Reports are identified on Schedule 3.22(g).

(h)    To the Knowledge of Seller, no event, condition, circumstance, activity, practice, action or plan of Seller has occurred or exists which could reasonably be expected to prevent continued compliance of Seller or Buyer, as applicable, in conducting the Business or operating any of the Facilities under applicable Environmental Law.

(i)    Seller has no Knowledge or information that any Release of Hazardous Materials has occurred at the Facilities, or that any land or resource use restrictions may apply to the Facilities.

3.23    Occupational Safety and Health Matters. Except as set forth on Schedule 3.23:

(a)    Seller’s operation of the Business and Facilities is and at all times has been in compliance in all material respects with all applicable Occupational Safety and Health Laws;

(b)    Seller has not received any written citation, notice or Order alleging Liability with respect to any Occupational Safety and Health Condition; and

(c)    To Seller’s Knowledge, there is no reasonable basis for any Proceedings with respect to any Health and Safety Condition by any Governmental Authority or other Person. No such Proceedings are pending or, to the Knowledge of Seller, have been threatened.

3.24    Employees.

(a)    Schedule 3.24(a) sets forth a true and complete list of (i) the names, titles, annual salaries (or, for non-salaried employees, wage rates) and other compensation of all current employees and independent contractors of the Business (the “Current Employees”), and (ii) the names, titles and general duties of any former employee of Seller whose employment was terminated (whether voluntarily by such employee or otherwise) at any time since the date of the Balance Sheet. To Seller’s Knowledge and except as set forth on Schedule 3.24(a), none of the Current Employees has indicated to Seller that he or she intends to not accept employment with Buyer or, upon accepting employment with Buyer, to discontinue such employment within the one year period beginning on Closing Date.

(b)    Except as set forth on Schedule 3.24(b), Seller is not party to or bound by any employment agreements, consulting agreements or termination, severance, retention or continuation of benefits agreements in respect of any current or former employee, consultant or independent contractor of the Business and Seller has provided or made available to Buyer true, correct and complete copies of any such agreements. Except as set forth on Schedule 3.24(b), all employees of the business are “employees at will” and employed by Seller.

(c)    Except as set forth on Schedule 3.24(c), Seller is not a party to any Contracts with respect to Current Employees that would restrict restructuring or outsourcing or require any severance payment to which Buyer, after the Closing Date, would be bound.

(d)    Neither Mr. Graber and Mr. Burttschell nor, to the Knowledge of Seller, any other officer, director, Current Employee, agent, consultant, or contractor of Seller are bound by any contract that purports to limit the ability of such officer, director, agent, Current Employee, consultant, or contractor to engage in or continue or perform any conduct, activity, duties or practice relating to the Business. To the Knowledge of Seller, no Current Employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Buyer to conduct the Business as heretofore carried on by Seller.

3.25    Labor Disputes; Compliance.

(a)    Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits and collective bargaining, the payment of social security and similar Taxes. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. No written charge or complaint of employment discrimination or other employment law violation has been made against Seller during the last year, or is pending or, to the Knowledge of Seller, overtly threatened.

(b)    No Current Employees are on strike or, to the Knowledge of Seller, threatening any strike or work stoppage, and there is no pending or threatened union representation election or negotiation of a collective bargaining agreement. Seller is not involved in any Proceeding with any of its employees or any organization representing any of its employees.

(c)    All wages and benefits due to Seller’s employees have been paid or accrued in the normal course of business up to and including Closing and there are no other monies due from Seller to any employees (whether arising out of any formal or informal arrangement).

3.26    Intellectual Property Assets.

(a)    Schedule 3.26(a) sets forth a true and complete list of all of Seller’s Intellectual Property Rights and Licensed Rights. Seller’s own all right, title and interest in and to all such Intellectual Property Rights free and clear of any Encumbrances.

(b)    The Intellectual Property Rights and the Licensed Rights included in the Acquired Assets constitute all of the rights to Intellectual Property necessary to or used in the conduct of the Business as presently conducted. Neither the validity of the Intellectual Property Rights and Seller’s title thereto nor the validity of Seller’s use of the Licensed Rights (x) have been questioned in any prior Proceeding; (y) are being questioned in any Proceeding; and (z) are the subject(s) of any threatened or proposed Proceeding. To the Knowledge of Seller, none of the Business, as presently conducted, the Intellectual Property Rights or the Licensed Rights conflict with and, to the Knowledge of Seller, has not been alleged to conflict with, any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of any other Person. The consummation of the Contemplated Transactions will not result in the loss or impairment of any of the Intellectual Property Rights or the right to use any of the Licensed Rights in the Business. Except for those licensees set forth on Schedule 3.20(a), there are no Third Parties authorized by Seller to use any of the Intellectual Property Rights, and, to the Knowledge of Seller, there are no Third Parties using any of the Intellectual Property Rights without authorization from Seller. There are no infringement or misappropriation Proceedings pending or, to Seller’s Knowledge, threatened against Seller with respect to any Intellectual Property Rights or Leased Rights.

(c)    All agreements of Seller with present employees and consultants of the Business to maintain the ownership and confidentiality of the Intellectual Property Rights and other Intellectual Property of the Business are identified on Schedule 3.20(a).

(d)    Schedule 3.26(d) identifies each computer software program owned, held or used in the conduct of the Business that assists with or relates to computer aided engineering, design, manufacturing or other technical information. Seller owns, or possesses sufficiently broad and valid rights to use, all computer software programs that are material to the conduct of, used or held for use in the Business. There are no infringement Proceedings pending or, to Seller’s Knowledge, threatened against Seller with respect to any software owned or licensed by Seller or used by Seller in the Business.

3.27    No Options. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of Seller’s assets or properties (including the Acquired Assets) or any rights or any interest in such assets or properties.

3.28    Certain Payments. Seller is in compliance with the provisions of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. (the “FCPA”), and each other anti-corruption or anti-bribery Laws binding on Seller. None of Seller or any of its directors, officers, employees or agents, or, to the Knowledge of Seller, any of their respective Affiliates, Representatives, business partners, or other Persons acting on behalf of Seller (the “Subject Parties”) has, directly or indirectly, paid, offered or promised to pay, or authorized payment of, any monies or any other thing of value to any Government Official for the purpose of unlawfully (i) influencing any act or decision of such Government Official, (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, or to use his, her or its influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority or (iii) assisting in obtaining or retaining business for or with, or directing business to, any Person. As it specifically relates to its business relationship(s) with any Subject Party, to the Knowledge of Seller, there is not any (A) violation or potential violation by a Subject Party of the FCPA or any other anti-corruption or anti-bribery Laws, (B) investigation, formal or informal, for any violation or potential violation by a Subject Party of the FCPA or any other anti-corruption or anti-bribery Laws or (C) charges or findings by a Governmental Authority, including any court or agency, for any violation or potential violation by a Subject Party of the FCPA or any other anti-corruption or anti-bribery Laws or violation of any money laundering statutes of any jurisdictions in which the operations of Seller have been conducted.

3.29    Customers and Suppliers. Schedule 3.29 sets forth a complete and accurate list, for each of the fiscal years ended on December 31, 2016 and for the year-to-date period ending September 30, 2017, (a) each customer of Seller with aggregate purchases from Seller of $20,000 or more during such periods, and (b) each supplier or vendor of materials, products or services to Seller with aggregate sales to Seller of $50,000 for such periods. To the Knowledge of Seller, the relationship of Seller with each of its material current suppliers is a good commercial working relationship and none of such suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases, material increase in the prices charged or material reduction in the prices paid, as the case may be) or notified Seller of any intention to do any of the foregoing or otherwise threatened to cancel, terminate or materially alter (including any of the forgoing) its relationship with Seller; with respect to Seller’s customers, the ordinary course of business is for such relationships to be transactional and continually changing. To the Knowledge of Seller, there exists no condition or state of facts or circumstances involving existing or prospective customers or suppliers that would reasonably be expected to materially impair the conduct of the Business after the Closing.

3.30    Relationships with Related Persons. Schedule 3.30 contains a complete and correct list (and if oral, an accurate and complete description of all material terms) of all Contracts pursuant to which any loans, leases, goods, services, materials or supplies are, or at any time, have been, provided (a) by any Related Person of Seller to Seller or (b) by Seller to any Related Person of Seller.

3.31    Brokers or Finders. Except as set forth in Schedule 3.31, neither Seller nor any of its Related Persons or Representatives has incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Acquired Assets or consummation of the Contemplated Transactions.

3.32    Warranties; Product Recall. Except as set forth in Schedule 3.32 (and except for other liabilities for which there is a reserve which meets the standards described in the following sentence), each product manufactured, sold, leased, licensed, delivered or installed by Seller (collectively, the “Products”) is, and at all times since January 1, 2014 has been, in conformity in all material respects with any and all contractual obligations, and express warranties made by Seller. Seller does not have any liability (and, to the Knowledge of Seller, there is no basis for any present or future action giving rise to any such liability) for replacement or repair of any Products or other damages in connection with any products, subject only to the reserve for product warranty claims set forth, as applicable, on the face of the Balance Sheet or the Interim Balance Sheet, as adjusted for the passage of time in accordance with GAAP, applied on a consistent basis. Schedule 3.32 also contains a complete list of all products and services which have been Recalled by the Seller in the three (3) years before the date of this Agreement.

3.33    Investment in Shares.

(a)    The Shares to be issued to Seller pursuant to this Agreement will be acquired for investment purposes only for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in, or otherwise distributing such Shares. Except for its entrance into the Stockholders Agreement, Seller has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of such Shares.

(b)    Seller believes it has received all the information that it considers necessary or appropriate for deciding whether to invest in the Shares. Seller has had an opportunity to ask questions of and receive satisfactory answers from Buyer regarding the terms and conditions of the issuance of the Shares, and the business, properties, prospects and financial condition of Buyer and Buyer Parent.

(c)    Seller confirms that it has such knowledge and experience in financial and business matters and that it is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision and understands that (i) this investment is suitable only for an investor that is able to bear the economic consequences of losing its entire investment, (ii) the acquisition of the Shares by Seller hereunder is a speculative investment that involves a high degree of risk of loss of the entire investment, and (iii) there are substantial restrictions on the transferability of, and there will be no public market for, the Shares and accordingly, it may not be possible for Seller to liquidate its investment in case of emergency.

(d)    Seller is an “accredited investor,” as such term is defined in Rule 501(a) under the Securities Act.

(e)    Seller understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such sale or disposition or an available exemption from registration under the Securities Act, the Shares must be held indefinitely. In particular, Seller is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about Buyer and Buyer Parent. Seller acknowledges being informed by Buyer that such information is not now available and that neither Buyer nor Buyer Parent have any present plans to make such information available.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:
4.1    Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct the Business.

4.2    Authority; No Conflict.

(a)    This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, the Employment Agreements, the Noncompetition Agreements and each other agreement to be executed or delivered by Buyer at the Closing (collectively, the “Buyer Closing Documents”), each of the Buyer Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the full power and authority to execute and deliver this Agreement and each Buyer Closing Document to which it is a party and to perform its obligations under this Agreement and the Buyer Closing Documents, and such action has been duly authorized by all necessary action by Buyer’s board of directors.

(b)    Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene or conflict with the Governing Documents of Buyer or any resolution adopted by Buyer’s board of directors or stockholders; (ii) contravene or conflict with or constitute a violation of any provision of any Legal Requirement, judgment, injunction, Order or decree binding upon or applicable to Buyer; (iii) give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Buyer may be subject; (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer; or (v) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which Buyer is a party or pursuant to which Buyer’s assets are bound; except with respect to the occurrences set forth in clauses (iii) through (v), where any such occurrence would not materially and adversely affect the ability of Buyer to consummate the Contemplated Transactions.

4.3    Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s knowledge, no such Proceeding has been threatened.

4.4    Brokers or Finders. Neither Buyer nor any of its Related Persons or Representatives has incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the consummation of the Contemplated Transactions.

4.5    Capitalization. Buyer Parent holds of record and owns beneficially all the issued and outstanding capital stock of Buyer. All such capital stock have been duly authorized, are validly issued and outstanding as of the date of this Agreement, and were not issued in violation of any preemptive or similar rights or any applicable Law. When issued in compliance with the provisions of this Agreement, the Shares issued to Seller will be duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, or demands, except as set forth in the Stockholders Agreement and except as may be permitted or caused by a Seller. There are no shares or other equity interests of Buyer authorized, reserved, issued, or outstanding, and there are no preemptive or other outstanding rights, subscription rights, conversion rights, purchase rights, exchange rights, options, warrants, appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other contracts, agreements, arrangements, or commitments of any character relating to the issued or unissued ownership interests in Buyer or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities, capital stock or other equity interests of Buyer (other than this Agreement), and no securities, capital stock or other equity interests evidencing such rights are authorized, issued, or outstanding. Other than as otherwise set forth in this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts that could require Buyer to issue, sell, or otherwise cause to become outstanding any capital stock or other ownership interest in Buyer. There are no outstanding or authorized equity appreciation, phantom unit, profit participation, or similar rights with respect to Buyer, and no voting trusts, proxies, or other agreements or understandings with respect to the voting of securities, capital stock or other equity interests of Buyer. The funding of the Contemplated Transactions, including for the shares of outstanding capital stock of Buyer to be owned by Buyer’s Parent and also the shares of Buyer’s Parent to be issued to Seller, and also for the Purchase Price for the Purchased Assets, shall be provided by capital contributions of cash by Buyer’s Parent to Buyer and not by Buyer borrowing such funds.

4.6    Exemption from Registration of Shares. The Shares issued to Seller pursuant to this Agreement have not been registered under the Securities Act on the ground that the Shares issued to Seller pursuant to this Agreement are exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated under the Securities Act.

4.7    Solvency. Immediately following Closing, after giving effect to the Contemplated Transactions (including any financing for the completion of the Contemplated Transactions and the payment of all related fees and expenses), Buyer will be Solvent. No transfer of property is being made by (or at the direction of) Buyer, and no obligation is being incurred by (or at the direction of) Buyer, in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller or Buyer. For purposes of this Section 4.7, “Solvent” means, with respect to the Buyer, that at the time of determining solvency: (a) the present fair saleable value of the assets owned by Buyer exceeds the amount required to pay its probable liability on its existing debts as they become absolute and matured; (b) Buyer does not have an unreasonably small amount of capital with which to engage in its business; and (c) Buyer will be able to pay its debts and liabilities as they become due.

5.    RESERVED

6.    RESERVED

7.    POST-CLOSING COVENANTS.

7.1    Employees.

(a)    In order to effectuate the transition of employment to Buyer, Seller will terminate all of its employees employed in connection with the Business contemporaneous with the Closing. Buyer shall ensure that, subject to Buyer’s standard hiring procedures, all current employees set forth on Schedule 7.1(a), will be offered employment on substantially similar terms and conditions as when employed with Seller so that Seller will not incur liability under WARN as a result of the Contemplated Transactions, to commence immediately after the Closing.

(b)    Seller shall also pay out to the employees any bonuses, wages, commissions, or other compensation earned as of the Closing in accordance with Legal Requirements, Seller shall be solely liable for any severance or other payments required to be made to its employees due to the Contemplated Transactions.

(c)    Seller shall be solely responsible for (i) all Company Benefit Plans; (ii) all assets held in trust or otherwise relating to any Company Benefit Plan or the funding thereof; (iii) any insurance policy, contract, trust, Third Party administrator contract, or other funding arrangement, and all obligations thereunder, for any Company Benefit Plan; (iv) any monies held by or for the benefit of Seller in any account dedicated to the payment of benefits or insurance premiums relating to any Company Benefit Plan; and all severance payments and other Liabilities arising out of the employment and termination of its employees and for all accrued compensation, vacation pay, sick pay and other benefits with respect to such employees through the Effective Time whether or not such employees become employees of Buyer on or after the Closing Date.

(d)    Seller shall be solely responsible to provide COBRA continuation coverage with respect to each “M&A qualified beneficiary” within the meaning of Treasury Regulation Section 54.4980B-9, Q&A-4(a) due to a qualifying event occurring on or before the Closing Date, and Seller shall take all actions necessary to ensure that Buyer (and its Related Persons) do not become legally obligated to provide COBRA continuation coverage to any M&A qualified beneficiary.

7.2    Payment of All Taxes Resulting from Sale and Transfer of Acquired Assets by Seller.

(a)    Responsibility for Taxes.

(i)    In the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits, obligations shall be allocated to the Pre-Closing Tax Period or the Post-Closing Tax Period, as applicable, by assuming that the Pre-Closing Tax Period and the Post-Closing Tax Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books were closed at the close of the Closing Date. In the case of any other Taxes, obligations shall be allocated to the Pre-Closing Tax Period and the Post-Closing Tax Period based upon a fraction, the numerator of which is the number of calendar days in the period ending on the close of the Closing Date, in the case of an allocation to a Pre-Closing Tax Period, or the number of calendar days in the period beginning the day following the Closing Date and ending on the last day of the period, in the case of an allocation to a Post-Closing Tax Period, and in each case the denominator of which is the number of calendar days in the entire period.

(ii)    Owners and Seller shall liable for and shall jointly and severally indemnify Buyer from and against, (1) all Taxes of Seller; (2) all Taxes of entities other than Seller imposed on Seller, or for which Seller may otherwise be liable, as a result of Seller having been a member of an affiliated, combined or unitary group prior to the Closing Date (including such Taxes for which Seller may otherwise be liable pursuant to Treasury Regulations § 1.1502-6 or any similar provision); (3) all Taxes that are allocable to a Pre-Closing Tax Period; and (4) all Transfer Taxes as determined pursuant to Section 7.2(f) for which Seller is responsible.

(iii)    Buyer shall be liable for and shall indemnify Seller from and against any Taxes relating to the Acquired Assets or the Business that are not required to be indemnified by Seller pursuant to Section 8.2.

(b)    Tax Returns. With respect to Tax Returns (other than Seller or Owner income tax returns), Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Acquired Assets that are filed after the Closing Date. Seller and Buyer shall cooperate with respect to the filing of any Tax Returns required to be filed in the Post-Closing Tax Period which include Pre-Closing Tax Obligations (a “Shared Tax Return”). Buyer shall prepare a draft of any Shared Tax Return and deliver it to Seller at least 45 days prior to the due date (including valid extensions) for such Shared Tax Return (except in the case of a Tax Return where such 45-day period is not practical, in which case as soon as is reasonably practical). If Seller does not give notice to Buyer within 15 days after receipt from Buyer of such draft Shared Tax Return that Seller disagrees with any part or all of such Shared Tax Return, then such Shared Tax Return as so proposed by Buyer shall be deemed agreed by Seller and Buyer for purposes of this Section 7.2(b). If Seller does give notice of any such objection, then from that time until the expiration of 30 days after Seller’s receipt of the draft Shared Tax Return from Buyer, Buyer and Seller shall negotiate in good faith to reach mutual agreement regarding any matters subject to such objection, and if Buyer and Seller do reach such agreement within such period, then the Shared Tax Return so agreed upon shall be deemed agreed by the Parties for purposes of this Section 7.2(b). In the event that Seller gives notice of any such objection and Buyer and Seller are unable to reach agreement on all such matters, then the items on the Shared Tax Return, to the extent not so agreed, shall be determined by the Independent Accountants. The fees and expenses of the Independent Accountants shall be borne by the Parties in the manner described in Section 2.5(a) and Section 2.8(d), but Buyer and Seller shall otherwise each bear its respective fees and expenses incurred in connection with the dispute In no event shall the provision of comments by Seller prevent Buyer from timely filing any such Tax Return, provided however, that in the event that the Independent Accountants have not resolved a dispute between Buyer and Seller prior to the deadline for filing such Tax Return (including valid extensions), Buyer shall be entitled to file such Tax Return (or amendment) as prepared by Buyer subject to amendment to reflect the resolution when rendered by the Independent Accountants. Any Pre-Closing Tax Obligations owed by Seller on a Shared Tax Return shall be paid by Seller to Buyer by the due date (as it may be extended) of such Shared Tax Return.

(c)    Buyer shall promptly notify Seller in writing upon receipt by Buyer of any notice of any audits, examinations, adjustments, assessments, Proceedings or other similar events relating to any Taxes imposed on the Acquired Assets relating to a Pre-Closing Tax Period (a “Tax Proceeding”). Seller may elect, within 30 days of receiving such notice, to direct any Tax Proceeding, at its expense, that relates solely to a Pre-Closing Tax Period and for which Seller for any Taxes that may result (a “Seller’s Tax Contest”) and to employ counsel of its choice; provided, however, that Buyer shall have the right, at its expense, to consult with Seller regarding a Seller’s Tax Contest. Buyer, at its expense, shall have the right to control all other the Tax Proceedings (a “Buyer’s Tax Contest”); provided, however, that Seller shall have the right, at its expense, to consult with Buyer regarding a Buyer’s Tax Contest if Seller would be liable pursuant to Section 7.2(a) for a portion of the Taxes that may result from a Buyer’s Tax Contest; and provided, further, that Buyer may not agree to settle any Buyer’s Tax Contest without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless Buyer agrees to assume and become liable for all Taxes resulting from a Buyer’s Tax Contest.

(d)    Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 7.2(b) or otherwise and any audit, litigation or other Tax Proceeding with respect to Taxes. Such cooperation shall include without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials or authorizations necessary or helpful for the preparation and filing of such Tax Returns or that are reasonably relevant to any audit, litigation or other Tax Proceeding.

(e)    Tax Treatment of Payments. Any payments made under this Section 7.2 shall be deemed to be, and each of Buyer and Seller shall treat them, as adjustments to the Gross Consideration for federal, state, local and all other income tax purposes.

(f)    Sales, Use and Other Taxes. Buyer and Seller shall cooperate in preparing, executing and filing Tax Returns relating to any sales, use, real estate, transfer, stamp duty, value-added, documentary, title, registration, recording, and other similar Taxes (“Transfer Taxes”) relating to the purchase and sale of the Acquired Assets, and also shall cooperate to minimize or avoid any Transfer Taxes that might be imposed, to the extent permitted by Legal Requirements. Notwithstanding anything to the contrary in this Agreement, including Section 7.2(a), Seller and Buyer will be equally responsible for the payment of any Transfer Taxes incurred in connection with the purchase and sale of the Acquired Assets. Within thirty (30) days after the Closing Date, Seller and Buyer shall execute and deliver an agreement between them regarding the allocation of Gross Consideration (and any other consideration required to be taken into account for purposes of determining the amounts of such Transfer Taxes) with respect to Acquired Assets subject to such Transfer Taxes consistent with the principles and requirements as for allocating Tax Purchase Price as set forth in Section 2.5.

7.3    Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 7.2, Seller shall pay or otherwise satisfy, or make adequate provision for the payment or satisfaction, in full of all of the Retained Liabilities and other Liabilities of Seller under this Agreement, provided, however, Seller may in good faith dispute such Retained Liabilities or other Liabilities.

7.4    Removing Excluded Assets. Except as otherwise provided in any of the Leases, within 30 days after the Closing Date, Seller shall, at its sole cost and expense, remove all Excluded Assets from all Facilities and other Leased Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Acquired Assets or to the Facilities resulting from such removal shall be promptly paid by Seller. Should Seller fail to remove the Excluded Assets as required by this Section 7.5, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all reasonable costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller within 30 days of the Closing Date.

7.5    Assistance in Proceedings. Each of the Parties will cooperate with the other Parties and their counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records related thereto in connection with, any Proceeding involving a Third Party Claim relating to (a) any Contemplated Transaction or (b) the Business.

7.6    Non-competition, Nonsolicitation, Non-disparagement and Confidentiality.

(a)    Non-competition. During the Restricted Period, Seller and Owners shall not, and Owners shall not permit their respective Families, anywhere in the United States, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in any business or enterprise which distributes, provides, renders or sells products or services which compete with the Business in any respect (“Competing Business”).

(b)    Non-solicitation. During the Restricted Period, Seller and Owners shall not, and Owners shall not permit their respective Families, directly or indirectly, through another Person or entity to:

(i)    solicit the business of any Person who is a customer of Buyer or its Related Persons;

(ii)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer or any of its Related Persons to cease doing business with Buyer or any of its Related Persons, to deal with any competitor of Buyer or any of its Related Persons or in any way interfere with its relationship with Buyer or any of its Related Persons;

(iii)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the two years preceding the Closing Date to cease doing business with Buyer or its Related Persons, to deal with any competitor of Buyer or its Related Persons or in any way interfere with its relationship with Buyer or its Related Persons; or

(iv)    hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or its Related Persons or in any way interfere with the relationship between Buyer or its Related Persons and any of their respective employees or independent contractors.

(c)    Non-disparagement. After the Closing Date, Seller and Owners will not disparage Buyer or any of its Related Persons, shareholders, directors, officers, employees, agents or affiliates.

(d)    Confidentiality. Seller understands and acknowledges that, during Seller’s affiliation with the Acquired Assets, Seller and its Related Persons had access to and learned (i) confidential and proprietary information concerning the operation and methodology of the Business and (ii) other information proprietary to the Business, including trade secrets, processes, patent and trademark applications, product development, prices, customer and supply lists, pricing and marketing plans, policies and strategies, details of customer Contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other information generally known by the management of Seller as confidential information with respect to the Business of Seller (collectively, “Proprietary Information”). Seller agrees to keep confidential and not disclose, directly or indirectly, any such Proprietary Information to any Third Party or the existence of this Agreement or the terms hereof, except as required by applicable law, both statutory and common. Seller agrees to not use or exploit, or misuse or misappropriate such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which was already generally available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by Breach of this Agreement.

(e)    Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 7.6(a) through (d) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 7.6 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Acquired Assets and to prevent any unfair advantage conferred on Seller.

7.7    Customer and Other Business Relationships. After the Closing, Seller will reasonably cooperate with Buyer, at Buyer’s expense, in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Seller will not interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

7.8    Change of Name. Within 30 days after the Closing Date, Seller shall (a) amend its Governing Documents and take all other actions necessary to cancel its assumed name of “Tuscany” and (b) take all actions reasonably requested by Buyer to enable Buyer to change its name, or file an assumed name certificates, to “Tuscany”.

7.9    Bulk Sales. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of any applicable Uniform Commercial Code (or any similar law) in connection with the Contemplated Transactions.

7.10    Collection of Accounts Receivable.

(a)    Seller shall provide such assistance to Buyer as Buyer may reasonably request in connection with Buyer’s efforts to collect any Accounts Receivable, and shall promptly (but in no event later than three (3) Business Days after receipt thereof) deliver to Buyer (i) any cash, checks or other property that Seller receives following the Closing to the extent relating to the Accounts Receivable or other Acquired Assets or the Business, and (ii) a true copy of any notice of a dispute as to the validity or enforceability of any Accounts Receivable received from the debtor thereof.

(b)    Effective upon the Closing Date, Seller hereby constitutes and appoints Buyer and its successors and assigns the true and lawful attorney in fact of Seller with full power of substitution, in the name of Buyer, or the name of Seller, to collect the Accounts Receivable, and to endorse, without recourse, checks, notes and other instruments constituting or relating to the Accounts Receivable in the name of Seller. The foregoing power is coupled with an interest and shall be irrevocable by Seller, directly or indirectly, whether by the dissolution of Seller or in any manner or for any reason.

7.11    SEC Financial Statements, Auditor's Consents and Audited Financial Statements.

(a)    After the Effective Time, upon Buyer’s request and at Buyer’s expense, Seller will cooperate with and use its commercially reasonable efforts to assist Buyer and Buyer’s designated independent auditor with respect to the preparation of financial statements relating to the Business as Buyer is required to file under regulation S-X of the U.S. federal securities laws (the “SEC Financial Statements”), including by using commercially reasonable efforts to assist Buyer within the time periods required by applicable securities laws and regulations and securities exchange requirements.

(b)    Seller hereby agrees to consent to the inclusion of such SEC Financial Statements and information in any filings by Buyer with any securities regulatory authority or exchange. To the extent required following the Effective Time, Seller further hereby agrees to use commercially reasonable efforts, at Buyer’s request and at Buyer’s expense: (a) to request its auditors to provide to Buyer any such auditor's consent to the inclusion of any such SEC Financial Statements or the information contained therein, in any filings by or on behalf of Buyer with any applicable securities regulatory authority or securities exchange, and (b) to request that its auditors cooperate with Buyer and its auditors in the preparation of the pro forma financial statements required under Regulation S-X of the federal securities laws, including by using commercially reasonable efforts to assist Buyer within the time periods required by applicable securities laws and regulations and securities exchange requirements to reflect, among other things, the elimination of the Excluded Assets and the Retained Liabilities.

7.12    Recall Control. Following the Closing, Buyer shall have the right, but not the obligation, at its sole cost and expense, to assume sole and absolute control (including selection of counsel) over any Recall (including any Recall (without requiring any determination by NHTSA) that, at Buyer’s determination, is reasonably required by NHTSA’s regulations and regardless of whether a determination has been by NHTSA), including any policies, procedures and proceeding (including any Third Party claims arising therefrom) with respect thereto; provided, that in the event that Buyer assumes such sole and absolute control, it shall be responsible for all Damages incurred solely as a result of such Recall. Seller and its Affiliates shall, at no cost to Buyer, assist Buyer in the evaluation and investigation of any underlying issues or concerns regarding a Recall or potential Recall and shall cooperate with Buyer in its response to any Recall.

7.13    Further Assurances. The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

8.    INDEMNIFICATION; REMEDIES.

8.1    Survival. All representations, warranties, covenants and obligations in this Agreement, shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 8.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

8.2    Representation and Warranty Policy.

(a)    Buyer has obtained a transaction liability insurance policy (the “R&W Policy”) from Euclid Transactional, LLC, in form and substance previously approved by Seller, insuring Buyer for any and all Damages, in excess of the Indemnity Escrow Amount, resulting from any breach or inaccuracy of any representation and warranty of Seller or Owners hereunder, the premium of which will be paid in accordance with Section 10.1 and the R&W Policy does not permit claims of subrogation against Seller or Owners.

(b)    Buyer has carefully reviewed the R&W Policy and understands its contents, terms and limits.

(c)    Damages suffered or incurred by any Buyer Indemnified Persons will be recoverable solely from the applicable sources, and in accordance with the applicable order of priority, set forth in Section 8.2(d), and the Buyer Indemnified Persons hereby acknowledge and agree that: (i) other than with respect to the Seller Fundamental Representations and claims arising out of intentional fraud or criminal or willful misconduct, no Damages under Section 8.3(a) in excess of the Cap will be recoverable from Seller or any of the Owners; and (ii) the liability of Seller or any Owner to the Buyer Indemnified Persons for Damages under any other provision of Section 8.3 (or otherwise relating to the transactions contemplated by this Agreement) will be subject to the limitations set forth in this Agreement (as applicable).

(d)    Any Damages recoverable by a Buyer Indemnified Persons pursuant to the terms and subject to the limitations set forth in this Agreement (including the Deductible, the Cap and the Gross Consideration Cap described in Section 8.5, as applicable) will be recovered subject to, and in accordance with, the following:

(i)    with respect to any Damages under Section 8.3(a), and except for claims arising out of intentional fraud, such Damages will be recovered: (1) first, from the Indemnity Escrow Funds (and Buyer and the Seller will execute the necessary documents instructing the Escrow Agent to make the applicable payments in accordance with the Escrow Agreement, subject to the terms and conditions of this Agreement and the Escrow Agreement); (2) second, from claims for recovery under the R&W Policy (to the extent such recovery is available under and within the scope of the R&W Policy); and (3) third, solely with respect to breaches of Fundamental Representations, in cash from the Seller or Owners, jointly and severally;

(ii)    with respect to any Damages under any provision of Section 8.3(b), such Damages will be recovered (1) first, from the Indemnity Escrow Funds (and Buyer and the Seller will execute the necessary documents instructing the Escrow Agent to make the applicable payments in accordance with the Escrow Agreement, subject to the terms and conditions of this Agreement and the Escrow Agreement) and (2) second, in cash from Seller or Owners, jointly and severally; and

(iii)    with respect to any Damages under any provision of Section 8.3 (other than Section 8.3(a) and Section 8.3(b)) and subject to Section 7.12, such Damages will be recovered (1) first, from the Special Escrow Funds (and Buyer and the Seller will execute the necessary documents instructing the Escrow Agent to make the applicable payments in accordance with the Escrow Agreement, subject to the terms and conditions of this Agreement and the Escrow Agreement); (2) second, from the Indemnity Escrow Funds (and Buyer and the Seller will execute the necessary documents instructing the Escrow Agent to make the applicable payments in accordance with the Escrow Agreement, subject to the terms and conditions of this Agreement and the Escrow Agreement), and (3) third, in cash from Seller or Owners, jointly and severally;

provided, that, for the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the aggregate maximum amount of Damages for which the Buyer Indemnified Persons may recover from Seller or Owners, jointly and severally, under this Article 8 will in no event exceed the Gross Consideration actually received by Seller (the “Gross Consideration Cap”).
(e)    With respect to any Damages that could be claimed under Section 8.3(a) and which could also be claimed under any other provisions of Section 8.3, such Damages must be claimed first under Section 8.3(a) and pursued under the R&W Policy, and, thereafter, Buyer shall be permitted to pursue such claim under any other provisions of Section 8.3 to the extent the R&W Policy does not cover such claim, whether in whole or part.

8.3    Indemnification and Reimbursement by Seller. Subject to the provisions of Section 8.2 and Schedule 2.4(a)(viii) and the limitations set forth in Sections 8.5 and Sections 8.7, after the Closing Seller shall indemnify and hold harmless Buyer and its Representatives, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons, for any loss, liability, claim, damage and expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)    any Breach of any representation or warranty made by Seller in this Agreement (as qualified by the Disclosure Schedules);

(b)    any Breach of any covenant or obligation of Seller in this Agreement;

(c)    any Liability arising out of the ownership or operation of the Acquired Assets or Business prior to the Effective Time other than the Assumed Liabilities;

(d)    any Retained Liabilities; or

(e)    any Excluded Assets.

8.4    Indemnification and Reimbursement by Buyer. Subject to the provisions of Schedule 2.4(a)(viii) and the limitation set forth in Sections 8.6 and 8.7, after the Closing Buyer shall indemnify and hold harmless Seller, their Representatives and Related Persons (collectively, the “Seller Indemnified Persons”) and will reimburse Seller Indemnified Persons, for any Damages arising from or in connection with:

(a)    any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)    any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)    any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d)    any Assumed Liabilities; or

(e)    any Liabilities arising out of the ownership or operation of the Acquired Assets or Business after the Effective Time other than the Retained Liabilities.

8.5    Limitations on Amount - Seller. Seller shall have no Liability (for indemnification or otherwise) with respect to claims under Section 8.3(a) until the total of all Damages with respect to such matters exceeds $331,250 (the “Deductible”) and then only for the amount by which such Damages exceed the Deductible up to an amount equal to $331,250 (the “Cap”). However, the limitations in this Section 8.5 will not apply to claims under or to matters arising in respect of Sections 3.1 (only as to due organization), 3.2 (enforceability; authority; no conflict), 3.3 (ownership of Seller)(collectively, the “Fundamental Representations”), or to fraud or any willful or intentional Breach by Seller of any representation or warranty or any covenant or obligation, and Seller will be liable for all Damages with respect to such Breaches. In no event shall such Liability exceed the Gross Consideration Cap.

8.6    Limitations on Amount - Buyer. Buyer shall have no Liability (for indemnification or otherwise) with respect to claims under Section 8.4(a) until the total of all Damages with respect to such matters exceeds the Deductible and then only for the amount by which such Damages exceed the Deductible. However, the limitations in this Section 8.6 will not apply to fraud or any willful or intentional Breach by Buyer of any representation or warranty or any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches. In no event shall such liability exceed the Gross Consideration.

8.7    Time Limitations.

(a)    No claim (i) under Section 8.3(a) or Section 8.4(a) shall be brought after the date that is eighteen (18) months following the Closing Date, except for (A) claims arising out of the Fundamental Warranties, which shall survive in perpetuity, (B) claims arising out of the representations and warranties set forth in Section 3.14 (Taxes), which shall survive until 30 days following the expiration of the statute of limitations period (including all extensions thereof) applicable to the underlying subject matter being represented, and (C) claims of which Seller has been notified in writing with reasonable specificity by Buyer, or claims of which Buyer has been notified in writing with reasonable specificity by Seller, within the aforesaid survival period applicable to the underlying claim and (ii) under Section 8.3 (other than Section 8.3(a)) shall be brought after the date that is five (5) years following the Closing Date (as applicable, the “Survival Period”).

(b)    For greater clarity, nothing contained in the foregoing sentence shall prevent recovery under (i) R&W Policy after the expiration of the Survival Period, to the extent provided in the R&W Policy or (ii) this Article 8 after the expiration of the Survival Period so long as the Party making a claim or seeking recovery complies with the provisions of clause (1) and (2) of the following sentence. No Party shall have any claim or right of recovery for any Breach of a representation, warranty, covenant or agreement unless (1) written notice is given in good faith by that Party to the other Party of the Breach of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported Breach, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (2) such notice is given prior to the expiration of the Survival Period applicable to the underlying claim.

8.8    Third-Party Claims.

(a)    This Section 8.8 applies to Third Party Claims (i) that are not based on Section 8.3(a), or (ii) based on Section 8.3(a) only to the extent the Deductible has been exceeded and the Cap has not been exceeded, or (iii) with respect to breaches of Fundamental Representations; provided, however, that to the extent the R&W Policy provides for a different procedures, the provisions of the R&W Policy shall control.

(b)    In the event that subsequent to the Closing, any Person that is or may be entitled to indemnification under Section 8.3(a) of this Agreement (an “Indemnified Person”) either receives notice of the assertion of any claim, issuance of any Order or the commencement of any action or Proceeding or otherwise learns of an assertion of a potential claim, Order or action by any Third Party (a “Third-Party Claim”), against such Indemnified Person, against which a Party to this Agreement is or may be required to provide indemnification under this Agreement (an “Indemnifying Person”), the Indemnified Person shall, as promptly as practicable, give written notice thereof together with a statement of any available information regarding such claim to the Indemnifying Person; provided, that if the Deductible and the Indemnification Escrow Amount have been exceeded, the defense or prosecution of any such claim brought by a Buyer Indemnified Person shall be tendered to the insurance carrier of the R&W Policy in accordance with the terms of the R&W Policy and to the extent such claim is covered by the R&W Policy. The failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such claim, Order or action is prejudiced by the Indemnified Person’s failure to give such notice.

(c)    If any Third-Party Claim referred to in this Article 8 is brought against an Indemnified Person and such Indemnified Person gives notice to the Indemnifying Person of the commencement of such Third-Party Claim, then, subject to Section 8.8(d), the Indemnifying Person will be entitled, to the extent that it wishes, to assume and control the defense of such Third-Party Claim with counsel selected by the Indemnifying Person reasonably satisfactory to the Indemnified Person (unless the Indemnifying Party is unable to pay such selected counsel and in such event the Indemnified Person shall be entitled to direct the defense of any such Third Party Claim). After written notice (a “Control Notice”) from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim other than the fees and expenses of the counsel selected by the Indemnifying Person; provided, that if the R&W Policy otherwise directs the defense of a Third Party Claim, the requirements of the R&W Policy shall apply to the extent such claim is covered by the R&W Policy. The Indemnifying Person will have ten (10) calendar days from receipt of a notice of a Third-Party Claim from an Indemnified Person pursuant to Section 8.8(a) to assume the defense thereof. If the Indemnifying Person does not, or is not pursuant to the preceding two sentences permitted to, assume the defense of a Proceeding, the Indemnified Person shall have the right to assume the defense and employ separate counsel to represent such Indemnified Person and the reasonable fees and expenses of such separate counsel shall be paid by such Indemnifying Person. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Laws by or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnified Person will have no Liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Person of the commencement of any Third-Party Claim and the Indemnifying Person does not, within ten (10) calendar days after the Indemnified Person’s notice is given, deliver a Control Notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(d)    Notwithstanding anything to the contrary in Section 8.8(c), if the Indemnifying Party is the Seller, then the Indemnified Party shall have the right to control and direct the defense of, and the full compromise and settlement of, any Third Party Claim; provided, however, (x) that the Indemnifying Party shall not be bound by any judgment or determination of any such Third Party Claim so defended or for any costs or expenses incurred in connection with such resolution except to the extent that Seller in its sole discretion elects to contribute to such resolution or with respect to any costs or expenses incurred in connection with such resolution, if any, and (y) that if the R&W Policy otherwise directs the defense of a Third Party Claim, the requirements of the R&W Policy shall apply to the extent such claim is covered by the R&W Policy.

(e)    If the Indemnifying Person so elects, in accordance with the foregoing Section 8.8(c), to assume control of such defense, (i) the Indemnifying Person shall conduct such defense actively and diligently, and (ii) the Indemnifying Person shall keep the Indemnified Person fully advised as to the status and conduct of such defense at all stages thereof (including, for example, consulting with the Indemnified Person in good faith on matters that would reasonably be expected to adversely impact the operation of the Business).

(f)    Notwithstanding the foregoing, but subject to the requirements of the R&W Policy, the Indemnified Person may, by giving notice to the Indemnifying Person, participate at its expense in defending, compromising, or settling such Third-Party Claim, subject to the Indemnifying Person's right to control the defense thereof, but the Indemnifying Person will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld); provided, however, that if in the reasonable opinion of counsel to the Indemnified Person (i) there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Person, or (ii) there exists a conflict of interest between the Indemnifying Person and the Indemnified Person that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person with respect to such matters.

8.9    Procedures for Direct Claims. In the event any Indemnified Person should have a claim for indemnity against any Indemnifying Person that does not involve a Third Party Claim, the Indemnified Person shall deliver notice of such claim with reasonable promptness to the Indemnifying Person. The failure by any Indemnified Person to so notify the Indemnifying Person shall not relieve the Indemnifying Person from any Liability that it may have to such Indemnified Person with respect to any claim made pursuant to Sections 8.2 or 8.4 and in accordance with this Section 8.9, it being understood that notices for claims in respect of a Breach of a representation or warranty must be delivered prior to the expiration of the Survival Period for such representation or warranty under Section 8.7. If the R&W Policy provides a different procedure than set forth in this Section 8.9, the provisions of the R&W Policy shall control.

8.10    Calculation of Damages; Treatment of Indemnity Payments.

(a)    The amount of any Damages payable under this Section 8 by the Indemnifying Person shall be net of any amounts actually received by the Indemnified Person under applicable insurance policies (including, without limitation, the R&W Policy) or from any other Person alleged to be responsible therefore or pursuant to any indemnity, contribution or other similar payment by any Person with respect thereto, net of any expenses reasonably incurred in connection with the collection thereof, including deductibles and self-insured retentions. If the Indemnified Person receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Person, then such Indemnified Person shall promptly reimburse the Indemnifying Person for any payment made or expense incurred by such Indemnifying Person in connection with providing such indemnification payment up to the amount received by the Indemnified Person, net of any expenses reasonably incurred by such Indemnified Person in collecting such amount (including deductibles and self-insured retentions). The Indemnified Person shall use Reasonable Efforts to collect any amounts available under such insurance coverage (other than the R&W Policy, concerning which the requirements are set forth in Section 8.2(d)(i)) or from such other Person alleged to have responsibility therefor; provided, however, that (i) doing so is commercially reasonable and (ii) such obligation shall not be a condition to, or a limitation on, indemnification rights hereunder prior to making any claim for indemnification under this Section 8. For purposes of this Article 8, “Reasonable Efforts” means the good faith efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as reasonably expeditiously as possible (including, but not limited to, making timely, complete and accurate claims for any amounts that would reasonably be expected to be recoverable under such policy); provided, however, that the Buyer Indemnified Persons shall not be obligated to incur expenses other than reasonable costs and expenses incurred in the ordinary course in connection with the making of such claims.

(b)    The Indemnifying Person shall not be liable under this Section 8 for any (i) Damages to the extent that the amount thereof, if any, was reflected in the calculation of the Adjustment Amount, as finally determined pursuant to Section 2.8, or (ii) Damages that are for special, punitive, exemplary or consequential damages (including loss of profits), except in the case of fraud or criminal or willful misconduct and except to the extent such Damages were actually awarded, paid or incurred in a Third Party Claim.

(c)    Solely for purposes of calculating the amount of Damages incurred arising out of or relating to any breach of a representation or warranty (and not for purposes of determining whether or not a breach has occurred), the references to “material” or “Material Adverse Effect” shall be disregarded.

(d)    The Indemnified Person shall take, and shall cause its respective Related Persons to take, all reasonable steps to mitigate and otherwise minimize their Damages to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Damages and an Indemnifying Person shall not be liable for any Damages to the extent that such Damages are attributable to the Indemnified Person’s failure to mitigate.

(e)    If the Indemnified Person receives any payment from an Indemnifying Person in respect of any Damages and the Indemnified Person could have recovered all or a part of such Damages from a Third Party based on the underlying claim asserted against the Indemnified Person, the Indemnified Person shall assign such of its rights to proceed against such Third Party as are necessary to permit the Indemnifying Person to recover from such Third Party the amount of such indemnification payment.

(f)    No Party will be obligated to indemnify a Person with respect to any claim that relates to Damages resulting from the passing of or change in any Law or any accounting policy, principle or practice (or the interpretation by any Person) after the Closing Date or any increase in Tax rates in effect on the Closing Date, even if the change or increase has retroactive effect or requires action at a future date.

(g)    Any attorney, consultant, or other professional fees, costs, or expenses incurred by an Indemnified Person in connection with this Article 8 (including those incurred in connection with actions to mitigate the amount of any Damages or to recover any insurance proceeds or third party payments) will only constitute Damages indemnifiable under this Agreement to the extent that such fees, costs, or expenses are: (A) reasonable under the circumstances; (B) based solely on time actually spent by such professionals; and (C) charged at no more than such professional’s standard hourly rate.

(h)    Damages arising from investigatory, corrective or remedial actions will be limited to those that are required under Environmental Law or to minimize risk to human health, which are conducted in a commercially reasonable, cost-effective manner, assuming continued use of the subject property consistent with its use at Closing and employing risk-based standards and institutional controls.

(i)    The Parties agree to treat any indemnity payment under this Agreement as an adjustment to the Gross Consideration to the extent permitted by applicable Legal Requirement.

8.11    No Double Recovery. Notwithstanding the fact that any Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Indemnified Person shall be entitled to recover the amount of any Damages suffered by such Indemnified Person more than once under all such agreements in respect of such fact, event, condition or circumstance, and an Indemnifying Person shall not be liable for indemnification to the extent the Indemnified Person has otherwise been fully compensated on a dollar-for-dollar basis for such Damages pursuant to the Gross Consideration adjustments under Section 2.8.

8.12    Exclusion of Other Remedies. Except for the matters covered by Section 2.8 (Adjustment Procedure), the Parties agree that, from and after the Closing, the sole and exclusive remedies of the Parties for any Damages based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract or tort, are the indemnification and reimbursement obligations of the Parties set forth in this Section 8. The provisions of this Section ý8.12 shall not, however, prevent or limit a cause of action hereunder (a) with respect to intentional fraud or criminal or willful misconduct or (b) to obtain an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto.

9.    RESERVED

10.    GENERAL PROVISIONS.

10.3    Expenses. Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the Escrow Agent. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a Breach of this Agreement by another Party.

10.2    Public Announcements. Seller shall not, and shall not permit its Related Persons to, issue any press release or other public statements with respect to the Contemplated Transactions. Buyer and its Related Persons may issue after consultation with Seller and Owners, any press release or other public statements with respect to the Contemplated Transactions as its deems appropriate in its sole discretion to satisfy Legal Requirements including, without limitation (a) press releases issued or filings made by Buyer and/or its Related Persons, and (b) disclosures in satisfaction of, or otherwise required by, applicable Legal Requirements or securities exchange rules (including by making a public announcement through issuance of a press release, filing of a Current Report on Form 8-K or otherwise). Any public announcements regarding the Contemplated Transactions that are not necessary to satisfy Legal Requirements shall be subject to mutual approval of Seller and Buyer, which shall not be unreasonably withheld.

10.3    Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to Buyer:	FF US Acquisition Corp. 915 Disc Drive Scotts Valley, California 95066 Attention: David Haugen, General Counsel Telephone No.: (831) 274-8336
with a copy to:	Squire Patton Boggs (US) LLP 221 E. Fourth Street, Suite 2900 Cincinnati, OH 45202 Attention: Toby D. Merchant Telephone No.: (513) 361-1200 Facsimile No.: (513) 361-1201
If to Seller or Owners:	Flagship, Inc. 19394 Whispering Hill Drive Bristol, IN 46507 Attention: Michael T. Graber Telephone No.: (574) 536‑0007
and	Jeff Burttschell 1621 Wood Creek Lane Allen, TX 75002 Telephone No.: (214) 683‑9228
with a copy to:	Barnes & Thornburg LLP 52700 Independence Court, Suite 150 Elkhart, IN 46514 Attention: Scott Troeger Telephone No.: (574) 296-2522 Facsimile No.: (574) 296-2535

10.4    Enforcement of Agreement. Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled under this Agreement, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.5    Waiver; Remedies Cumulative. The rights and remedies of the Parties provided for in this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.6    Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including the letter of intent between an affiliate of Buyer and Seller dated July 13, 2017) and constitutes (along with the Disclosure Schedules and other documents delivered pursuant to this

Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

10.7    Assignments, Successors and No Third-Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that Buyer may assign its rights hereunder but shall remain obligated under this Agreement, without consent of any other Party, for collateral security purposes to any lender or lenders providing financing to Buyer or any of its Related Persons in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.7.

10.8    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.9    Construction. The headings of Sections or sub-Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Sections” and “Schedules” refer to the corresponding Sections and Schedules of this Agreement and the Disclosure Schedules. The Parties acknowledge that they and their respective counsel have negotiated and drafted this Agreement jointly agree that no rule of strict construction shall be applied against any Person in the interpretation or construction of this Agreement.

10.10    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.11    Governing Law; WAIVER OF TRIAL BY JURY. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

10.12    Schedules. The Schedules referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety herein. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.13    Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

10.14    Time Periods. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or bank holiday in the United States, the period during which such action may be taken shall be automatically extended to the next Business Day.

10.15    Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any Party may execute this Agreement by electronic signature (including facsimile or scanned email), and the other Parties will be entitled to rely on such signature as conclusive evidence that this Agreement has been duly executed by such Party.

10.16    Records. Prior to Closing, the Seller may remove from its records all communications and attorney-client work product relating to this Agreement, the Contemplated Transactions and the facts and circumstances relating to them, and all preliminary transaction documents and data generated prior to the commencement of negotiations with Purchaser; provided, however, that the Seller or Owner shall cause such records to be preserved for a period of no less than seven (7) years after the Closing (the “Record Retention Period”), and before removing any such records, but in no event later than fourteen (14) days following the removal of such records, the Representative shall have certified to Purchaser in writing the following information: (a) the identity of the vendor who will be performing the search and removal of such records; (b) the search terms and removal parameters or criteria to be used by such vendor; (c) the estimated number of documents and volume of data to be removed, and (d) the identity of the proposed custodian of the removed records for the Record Retention Period. At the Closing, the Representative shall have provided to Purchaser a written update of the number of documents and volume of data removed and the telephone number of the custodian of any removed records for the Record Retention Period.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

BUYER:		SELLER:

FF US ACQUISITION CORP.,		FLAGSHIP, INC. D/B/A TUSCANY,
a Delaware corporation		an Indiana corporation

By:	/s/ Zvi Glasman	By:	/s/ Michael Graber
Name:	Zvi Glasman	Name:	Michael Graber
Title:	CFO and Treasurer	Title:	President

BUYER PARENT:		OWNERS:

FF US HOLDING CORP.
a Delaware corporation			/s/ Michael Graber
MICHAEL GRABER
By:	/s/ Zvi Glasman		/s/ Jeff Burttschell
Name:	Zvi Glasman		JEFF BURTTSCHELL
Title:	CFO and Treasurer